 Exhibit 10.1

EXECUTION VERSION

LOAN FINANCING AND SERVICING AGREEMENT

dated as of May 15, 2013

TCPC FUNDING I, LLC
as Borrower

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

THE OTHER AGENTS PARTIES HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Custodian

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EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Advance Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Asset Approval Request
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Approval Notice
EXHIBIT F-1	Authorized Representatives of Investment Manager
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Moody’s Industry Classification Group List
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	Effective Date Participation Interests

-ix-

LOAN FINANCING AND SERVICING AGREEMENT

THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of May 15, 2013, among TCPC FUNDING I, LLC, a Delaware limited liability company (the “Borrower”), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Custodian (each as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1           Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended

“Account” means the Unfunded Exposure Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such Account.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and between the Borrower, as pledgor, the Collateral Agent, as secured party, and the Collateral Custodian, as Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.

“Additional Amount” has the meaning set forth in Section 4.3(a).

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Administrative Agent” has the meaning set forth in the Preamble.

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” has the meaning set forth in the Fee Letters.

“Advance Repayment Percentage” means, on any Distribution Date, the applicable percentage set forth on the following table opposite the LTV Ratio in effect on such Distribution Date:

LTV Ratio	Advance Repayment Percentage
Greater than 50%	40%
Less than or equal to 50% and greater than 40%	35%
Less than or equal to 40% and greater than 30%	30%
Less than 30%	25%

For purposes of this definition, “LTV Ratio” on any Distribution Date means (a) the aggregate Advances outstanding on the applicable Determination Date divided by (b) the Aggregate Eligible Collateral Obligation Amount as of the applicable Determination Date.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amount for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any day, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over a London interbank offered rate based index, (i) the sum of (I) the stated interest rate spread on each such Collateral Obligation above such index plus (II) for each such Collateral Obligation that provides for a minimum LIBOR, the excess, if any, of such minimum LIBOR over such index multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation plus (b) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over an index other than a London interbank offered rate based index, (A) the excess for each such Collateral Obligation of the sum of such spread for each such Collateral Obligation and such index for each such Collateral Obligation over the LIBOR Rate for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (B) the Collateral Obligation Amount of each such Collateral Obligation plus (c) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation, (x) the interest rate for such Collateral Obligation minus the LIBOR Rate multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation plus (d) for each qualifying Hedging Agreement entered into pursuant to Section 10.6, (x) the amount, if any, by which the LIBOR Rate exceeds the cap specified in such Hedging Agreement (net of any applicable fees or other charges) multiplied by (y) the notional amount of such Hedging Agreement. For purposes to this definition of “Aggregate Funded Spread” the stated interest rate spread or interest rate with respect to any Variable Funding Asset shall be deemed to include any applicable commitment fees payable at regular intervals on any unfunded amounts with respect to such Variable Funding Asset.

“Aggregate Notional Amount” shall mean, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date.

“Agreement” means this Loan Financing and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)          the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate; and

(b)          ½ of one percent above the Federal Funds Rate.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Collection Period minus (d) after the end of the Revolving Period, any Principal Collections received from an Optional Sale and approved by the Administrative Agent in its sole discretion for use to make a Reinvestment.

“Applicable Exchange Rate” means with respect to any Collateral Obligation denominated and payable in an Eligible Currency (other than Dollars) on any day, the lesser of (a) the foreign currency-dollar spot rate used by the Borrower to acquire such Eligible Currency on the related Cut-Off Date and (b) the foreign currency-dollar spot rate that appeared on the Bloomberg screen for the applicable Eligible Currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Fee Letters.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approval Notice” means, with respect to any Collateral Obligation, a copy of a notice executed by the Administrative Agent in the form of Exhibit E, evidencing, among other things, the approval of the Administrative Agent, in its sole discretion, of such Collateral Obligation and the applicable Discount Factor, Original Effective LTV and Original Leverage Multiple.

“Approved Valuation Firm” means, with respect to any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request and approved on the related Approval Notice or (b) otherwise approved in writing by the Administrative Agent in its reasonable discretion.

“Asset Approval Request” a notice in the form of Exhibit C-3 which requests an Approval Notice with respect to one or more Collateral Obligations and shall include (among other things) the proposed date of each related acquisition, the Effective LTV and Leverage Multiple for each such Collateral Obligation as of the date of such notice and a related Schedule of Collateral Obligations.

“Asset Based Loan” means any Loans where (i) the underwriting of such Loan was based on the appraised value of the assets securing such Loan or (ii) advances in respect of such Loan are governed by a borrowing base.

“Australian Dollars” means the lawful money of Australia.

“Average Life” means, as of any day and with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such day to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation (assuming, for purposes of this definition, the full exercise of any option to extend the maturity date or otherwise lengthen the maturity schedule that is exercisable without the consent of the Borrower) multiplied by (b) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (ii) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Advance means a rate per annum equal to the LIBOR Rate for such Advance or portion thereof; provided, that in the case of

(a)          any day on or after the first day on which a Lender shall have notified the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Lender to fund such Advance at the Base Rate set forth above (and such Lender shall not have subsequently notified the Administrative Agent that such circumstances no longer exist), or

(b)          any period in the event the LIBOR Rate is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means, on any day of determination, (i) the product of the lower of (a) the Weighted Average Advance Rate and (b) the Maximum Portfolio Advance Rate multiplied by the Adjusted Aggregate Eligible Collateral Obligation Balance plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account minus (iii) the Aggregate Unfunded Amount plus (iv) the amount on deposit in the Unfunded Exposure Account.

“British Pounds” means the lawful money of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Los Angeles, California or the city in which the offices of the Collateral Agent or Collateral Custodian are located are authorized or obligated by law, executive order or government decree to remain closed. All references to any “day” or any particular day of any “calendar month” shall mean calendar day unless otherwise specified.

“Canadian Dollars” means the lawful money of Canada.

“Capped Fees/Expenses” means, at any time, the sum of the Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses such that the aggregate amount of such Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses paid to the Collateral Agent or the Collateral Custodian under the Transaction Documents in any calendar year do not exceed the sum of (i) 0.03% per annum of the Aggregate Eligible Collateral Obligation Amount plus (ii) $200,000.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower and (b) TCP Capital Corp. shall case to own at least 100% of the outstanding equity interests of the Equityholder.

“Charges” means (i) all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Collateral Obligations or any other property of the Borrower and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Agent” means Wells Fargo Bank, National Association, solely in its capacity as Collateral Agent, together with its successors and permitted assigns in such capacity.

“Collateral Agent and Collateral Custodian Fee Letter” means that certain letter agreement between Wells Fargo Bank, National Association, as Collateral Agent and Collateral Custodian and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Administrative Agent.

“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Custodian” means Wells Fargo Bank, National Association, solely in its capacity as collateral custodian, together with its successors and permitted assigns in such capacity.

“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 18.10.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a Loan or an Effective Date Participation Interest owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Discount Factor of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time.

The Collateral Obligation Amount of any Collateral Obligation that ceases to be an Eligible Collateral Obligation shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation as and to the extent identified on the related Document Checklist, (i) other than an Effective Date Participation Interest (x) each related original, and executed related promissory note (along with an original, fully executed assignment (which may be by allonge), in blank, signed by the Borrower), or (y) in the case of a lost promissory note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (z) in the case of a noteless Collateral Obligation, an executed copy (paper or electronic) of each assignment and assumption agreement, transfer document or instrument relating to such Collateral Obligation evidencing the assignment of such Collateral Obligation to the Borrower, (ii) paper or electronic copies (as and to the extent indicated on the Schedule of Collateral Obligations and the related Document Checklist) of any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, note purchase agreement, intercreditor and/or subordination agreement, each to the extent available with respect to such Collateral Obligation, (iii) paper or electronic copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation, (iv) in the case of any Collateral Obligation (other than an Effective Date Participation Interest) with respect to which the Equityholder or any Affiliate thereof acts as administrative agent, an assignment and assumption agreement, transfer document or instrument relating to such Collateral Obligation in blank, endorsed by the Equityholder or such Affiliate, (v) for each Effective Date Participation Interest, (1) a fully executed LSTA Par/Near Par Trade Confirmation with all necessary supporting assignment agreements and (2) a fully executed LSTA Participation Agreement for Par/Near Par Trades, each between the Seller and the Borrower evidencing such assignment and participation interest, and (vi) any other document included by the Investment Manager (in its sole discretion) on the related Document Checklist.

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Investment Manager on behalf of the Borrower) from time to time.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversification Condition, the Minimum Weighted Average Spread Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on the signature pages to this Agreement or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment) in accordance with the terms of this Agreement.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on its signature page hereto, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a)          any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;

(b)          an Insolvency Event occurs with respect to the Obligor thereof;

(c)          the Investment Manager or the Borrower has actual knowledge of a default as to the payment of principal and/or interest occurs and continues for more than two Business Days on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d)         such Collateral Obligation has (x) a rating by Standard & Poor’s of “CC” or below, “D” or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;

(e)          the Investment Manager or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) a rating by Standard & Poor’s of “CC” or below, “D” or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)          a Responsible Officer of the Investment Manager or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired such that the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)          with respect to any Related Collateral Obligation, an Affiliate of the Borrower that owns the related Variable Funding Asset breaches any funding obligation under such Variable Funding Asset; or

(h)          the Investment Manager determines, in its sole discretion, in accordance with the Investment Management Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Determination Date” means the last day of each calendar month.

“DIP Loan” means any Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior Liens.

“Discount Factor” means, with respect to each Collateral Obligation and as of any date of determination pursuant to Section 2.7, the value (expressed as a percentage of par) of such Collateral Obligation as determined by the Administrative Agent in its sole discretion in accordance with Section 2.7.

“Distribution Date” means the 15th day of each January, April, July and October, or if such date is not a Business Day, the next succeeding Business Day, commencing July 15, 2013.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Administrative Agent in its sole discretion if Moody’s publishes revised criteria.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Investment Manager on behalf of the Borrower) to the Collateral Custodian that identifies each of the documents contained in each Collateral Obligation File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Collateral Custodian related to a Collateral Obligation and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation. In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent reported pursuant to the related Underlying Instruments, other non-cash charges that were deducted in determining earnings from continuing operations for such period and, to the extent approved by the Administration Agent on a Collateral Obligation by Collateral Obligation basis, any other costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Date Participation Interest”: An undivided 100% participation interest granted by the Seller to the Borrower in and to each Collateral Obligation identified on Schedule 4 and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Effective Equity” means, as of any day, the positive difference of (i) the sum of the Principal Balances of all Eligible Collateral Obligations minus (ii) the outstanding principal amount of all Advances.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the product of (i) the Principal Balance of such Collateral Obligation divided by (ii) the Appraised Value of such Collateral Obligation as of such date of determination.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Administrative Agent, acting in its reasonable discretion, by written notice to the Borrower. DBNY and Wells Fargo Bank, National Association are deemed to be acceptable securities intermediaries to the Administrative Agent.

“Eligible Collateral Obligation” means, on any Measurement Date, each Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Administrative Agent in its sole discretion on the applicable Approval Notice):

(a)          the Administrative Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation (and, if such Collateral Obligation was at any time an Ineligible Asset, such Approval Notice was delivered subsequent to the time such Collateral Obligation became an Ineligible Asset);

(b)          such Collateral Obligation is a First Lien Loan, a Second Lien Loan or, prior to the date that is sixty (60) days after the Effective Date (or such longer period to which the Administrative Agent may agree in its sole discretion), an Effective Date Participation Interest;

(c)          such Collateral Obligation is not a Defaulted Collateral Obligation;

(d)          such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower;

(e)          such Collateral Obligation is not a Structured Finance Obligation;

(f)          such Collateral Obligation is denominated in an Eligible Currency and is not convertible by the Obligor thereof into any currency other than an Eligible Currency;

(g)          such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(h)          such Collateral Obligation is not a lease (including a financing lease);

(i)           if such Collateral Obligation is a Deferrable Collateral Obligation, it provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than 5.00% per annum;

(j)           if such Collateral Obligation is a Related Collateral Obligation, the applicable Affiliate of the Borrower, Investment Manager or Equityholder has provided evidence satisfactory to the Administrative Agent in its sole discretion that such Person has sufficient liquidity to meet the funding obligations of the related Variable Funding Asset;

(k)          such Collateral Obligation is not incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of such Collateral Obligation and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof);

(l)           such Collateral Obligation is not a trade claim;

(m)         such Collateral Obligation is not a bond;

(n)          the Obligor with respect to such Collateral Obligation is (i) an Eligible Obligor and (ii) organized in an Eligible Jurisdiction;

(o)          such Collateral Obligation is not Margin Stock;

(p)          such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(q)          such Collateral Obligation provides for the periodic payment of cash interest;

(r)           such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Investment Manager in accordance with the Investment Management Standard, other than non-credit related risks that have previously been disclosed to the Administrative Agent during the process of obtaining an Approval Notice with respect to such Collateral Obligation;

(s)          the acquisition of which will not cause the Borrower to be deemed to own 5.0% or more of the voting securities of any publicly registered Obligor or 49.0% or more of the voting securities of any non-publicly registered Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered Obligor or 49.0% or more of the voting securities of any non-publicly registered Obligor, as determined by the Investment Manager;

(t)           the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Administrative Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation or participation, the Underlying Instrument and related documents and credit approval file; provided, however, that a provision which requires the prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(u)          the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;

(v)         such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned (or, in the case of an Effective Date Participation Interest, participated) or novated by the owner thereof or of an interest therein (a) subject to customary qualifications for instruments similar to such Collateral Obligation, to the Administrative Agent, (b) subject to customary qualifications for instruments similar to such Collateral Obligation, to any assignee of the Administrative Agent permitted or contemplated under this Agreement, (c) subject to customary qualifications for instruments similar to such Collateral Obligation, to any Person at any foreclosure or strict sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (d) subject to customary qualifications for instruments similar to such Collateral Obligation, to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the Uniform Commercial Code);

(w)         the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision); and

(x)          the Related Security for such Collateral Obligation is primarily located in the United States.

“Eligible Currency” means Australian Dollars, British Pounds, Canadian Dollars, Dollars, Euros, Kroner and New Zealand Dollars.

“Eligible Jurisdiction” means Australia, Canada, Germany, Ireland, Luxembourg, New Zealand, Sweden, Switzerland, The Netherlands, and United Kingdom, the United States and The United Kingdom.

“Eligible Obligor” means, on any day, any Obligor that (i) is a business organization (and not a natural person) that is duly organized and validly existing under the laws of, the United States or any State thereof, (ii) is a legal operating entity or holding company, and (iii) is not an Official Body.

“Enterprise Value Loan” means any Loan that is not an Asset Based Loan.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equityholder” means Special Value Continuation Partners, LP, a Delaware limited partnership, together with its permitted successors and assigns.

“Equity Security” means any asset that is not a First Lien Loan, a Second Lien Loan or a Permitted Investment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euros” means the lawful money of the euro area.

“Exceptions” has the meaning set forth in Section 18.4(b).

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts:

(a)          the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Second Lien Loans over 25% of the Excess Concentration Measure;

(b)          the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor over 5% of the Excess Concentration Measure; provided, that with respect to any two Obligors that represent Principal Balances in excess of all other single Obligors the sum of the Principal Balances of all Collateral Obligations that are obligations of such Obligors may be up to 7.5% of the Excess Concentration Measure;

(c)          the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single Moody’s Industry Classification over 10% of the Excess Concentration Measure; provided, that (x) the sum of the Principal Balances of all Collateral Obligations with Obligors in any one Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 20% of the Excess Concentration Measure and (y) the sum of the Principal Balances of all Collateral Obligations with Obligors in any one Moody’s Industry Classification other than the Moody’s Industry Classification specified in clause (x) in excess of all other Moody’s Industry Classifications other than the Moody’s Industry Classification specified in clause (x) may be up to 15% of the Excess Concentration Measure;

(d)          the excess, if any, of the sum of the Principal Balances of all Loans that are Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10% of the Excess Concentration Measure;

(e)          the excess, if any, of the sum of the Principal Balances of all Loans that are denominated in a currency other than Dollars over 10% of the Excess Concentration Measure; and

(f)           the excess, if any, of the sum of the Principal Balances of all Loans which have an obligor organized in country other than the United States over 10% of the Excess Concentration Measure.

“Excess Concentration Measure” means the sum of the Principal Balances for all Eligible Collateral Obligations.

“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocked expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.

“Excluded Collateral Obligation” means a Collateral Obligation (a) that is an Ineligible Asset, (b) the entire Principal Balance of which is included in the Excess Concentration Amount or (c) the Discount Factor of which is zero.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA, including, for the avoidance of doubt, U.S. federal withholding Taxes imposed under FATCA as a result of a Recipient’s failure to comply with legislation with respect to or implementing an intergovernmental agreement entered into by two or more Official Bodies with respect to FATCA.

“Executive Officer” means, with respect to the Borrower, the Investment Manager or the Equityholder, the Chief Executive Officer, the Chief Operating Officer of such Person or any other Person included on the incumbency of the Borrower, Investment Manager or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“Extension Request” has the meaning set forth in Section 2.5.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Amount” means (a) prior to the earlier to occur of September 16, 2013 and the end of the Revolving Period, $25,000,000, (b) after September 16, 2013 and prior to the end of the Revolving Period, $50,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (c) after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earlier of (i) the date that is one year after the last day of the Revolving Period and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“Facility Termination Event” means any of the events described in Section 13.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“First Lien Loan” means any loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which Lien is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body) (the “First Lien Collateral”, and (iii) the Investment Manager determines in good faith that the value of the First Lien Collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal seniority secured by a first lien on or security interest in the same First Lien Collateral.

“Fitch” means Fitch, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Funding Date” means any Advance Date or any Reinvestment Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) DBNY and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Administrative Agent, and (y) has a long-term unsecured debt rating of not less than “A-” by S&P, not less than “A3” by Moody’s and not less than “A-” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Administrative Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Administrative Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each currency hedging transaction, interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“IM Fee” means with respect to any Distribution Date, the fee payable to the Investment Manager or successor investment manager (as applicable) for services rendered during the related Collection Period, which shall be equal to one-twelfth of the product of (i) the IM Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period.

“IM Fee Percentage” means an amount not to exceed 0.40%.

“Increased Costs” means collectively, any increased cost, loss or liability owing to the Administrative Agent and/or any other Affected Person under Article V of this Agreement.

“Indebtedness” means, with respect to any Person, at any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss other than any unfunded commitments of the Borrower with respect to Variable Funding Assets.

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a)          a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b)          a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)          a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Ineligible Asset” means a Collateral Obligation that is not an Eligible Collateral Obligation.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 30 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation, (iii) all payments received by the Borrower pursuant to any Hedging Agreement with respect to interest on any Collateral and (iv) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests.

“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 46450700, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties (which shall include sub-accounts for Interest Collections denominated in each Eligible Currency other than Dollars), which is established and maintained pursuant to Section 8.1(a).

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period.

“Investment Management Agreement” means the Investment Management Agreement, dated as of the date hereof, by and between the Investment Manager and the Borrower.

“Investment Management Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual practices which are consistent with the higher of: (i) the customary and usual practices that a prudent loan investor or lender would use in managing loans like the Collateral Obligations for its own account, and (ii) the same care, skill, prudence and diligence with which the Investment Manager services and administers loans for its own account or for the account of others.

“Investment Manager” means initially Tennenbaum Capital Partners, LLC, a Delaware limited liability company or any successor investment manager appointed pursuant to this Agreement.

“Investment Manager Event” means the occurrence of one of the following events:

(a)          any failure by the Investment Manager to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom;

(b)          failure on the part of the Investment Manager duly to observe or to perform in any respect any other covenant or agreement of the Investment Manager set forth in the Investment Management Agreement which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Investment Manager by the Borrower, the Collateral Agent or the Administrative Agent;

(c)          the occurrence of an Insolvency Event with respect to the Investment Manager;

(d)          any representation, warranty or statement of the Investment Manager made in the Investment Management Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of the Investment Management Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Investment Manager by the Borrower, the Collateral Agent or the Administrative Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e)          a Facility Termination Event occurs;

(f)           the failure of the Investment Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $100,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(g)          the rendering against the Investment Manager of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $2,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h)          a Change of Control occurs;

(i)           TCP Capital Corp. ceases to be a “business development company” within the meaning of the 1940 Act;

(j)           a “cause event” (as defined in Section 11(a) of the Investment Management Agreement) occurs; or

(k)          Tennenbaum Capital Partners, LLC is terminated as, removed from being, or otherwise ceases to be the Investment Manager (including by reason of any failure to renew the term of the Investment Management Agreement) without the prior written consent of the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“Kroner” means the lawful money of Sweden.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less unrestricted cash of the relevant Obligor to (ii) EBITDA of such Obligor.

“LIBOR Rate” shall mean, with respect to any Accrual Period, the rate per annum shown by the BLOOMBERG PROFESSIONAL Service as the London interbank offered rate for deposits in U.S. dollars for a period equal to such Accrual Period as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which Dollar deposits for a period equal to such Accrual Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any commercial loan or note.

“Make-Whole Fees” has the meaning set forth in the Fee Letters.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Investment Manager; (b) the ability of the Borrower or the Investment Manager to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation which:

(a)          reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b)          (i) waives one or more interest payments (other than any incremental interest accrued due to a default with respect to such Collateral Obligation), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the related Cut-Off Date) or (iii) reduces the spread or coupon payable on such Collateral Obligation unless (x) the Investment Manager certifies that such reduction results from an increase in the credit quality of the related Obligor and (y) such reduction (when taken together with all other reductions with respect to such Collateral Obligation) is by less than 10% of the spread or coupon payable as of the related Cut-Off Date;

(c)          contractually or structurally subordinates such Collateral Obligation by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor or (iv) the granting of Liens on any of the collateral securing such Collateral Obligation, each that requires the consent of the Borrower or any lenders thereunder;

(d)          either (i) extends the maturity date of such Collateral Obligation by more than 90 days past the maturity date as of the related Cut-Off Date or (ii) extends the amortization schedule with respect thereto;

(e)          substitutes, alters or releases the Related Security securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Administrative Agent’s reasonable discretion, materially and adversely affects the value of such Collateral Obligation;

(f)          (f)    results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has a material adverse effect on the ability of Investment Manager or the Administrative Agent (as determined by the Administrative Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder; provided, however, that it shall not be a Material Modification if the Borrower (or the Investment Manager on its behalf) grants up to 30 day extensions of the time for delivery of quarterly or annual financial statements or grants extensions of the time for delivery of, or waives delivery of, financial statements other than quarterly and annual financial statements;

(g)          results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Obligation was originally denominated unless the related currency risk is mitigated by a Hedging Agreement acceptable to the Administrative Agent in its reasonable discretion; or

(h)          with respect to an Asset Based Loan, results in a material (as determined by the Administrative Agent in its sole discretion) change to or grants material (as determined by the Administrative Agent in its sole discretion) relief from the borrowing base or any related definition;

(i)          (i)    with respect to an Asset Based Loan, any of (i) if the Borrower has the authority to change the appraiser with respect to such Asset Based Loan as set forth on the related Asset Approval Request, the appraiser is changed to a Person other than an Approved Valuation Firm without the prior written consent of the Administrative Agent, (ii) the frequency of the appraisals is reduced from the frequency set forth on the related Asset Approval Request or (iii) the related appraiser changes the metric for valuing the collateral of such Loan that results in an increase in the value of the collateral for such Asset Based Loan.

“Maximum Portfolio Advance Rate” means 60%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any day if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 5.5 years.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date, (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Investment Manager has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; and (vii) the date of any Optional Sale.

“Minimum Diversification Condition” means a test that will be satisfied on any date of determination if (i) the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than 10 and (ii) the Effective Equity is greater than the greater of (a) the sum of the Collateral Obligation Amounts of the five Obligors with Collateral Obligations (other than Ineligible Assets) constituting the highest aggregate Collateral Obligation Amounts and (b) an amount equal to (x) at any time prior to the date that is four months after the Effective Date, $10,000,000 or (y) thereafter, $20,000,000; provided that, for purposes of calculating clause (ii) above, the Collateral Obligation Amount with respect to any Obligor shall be the sum of all Collateral Obligation Amounts with respect to which such Person is an Obligor.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any day if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such day is equal to or greater than the applicable Minimum Weighted Average Spread set forth in the following table:

% of Second Lien Loans of the Aggregate Eligible Collateral Obligation Amount	Diversity Score Threshold	Minimum Weighted Average Spread
25%	10	6.5%
Greater than or equal to 20% and less than 25%	10	6.23%
Greater than or equal to 20% and less than 25%	11	6.00%
Less than 20%	10	5.56%
Less than 20%	11	5.50%

“Monthly Report” means a report prepared by the Collateral Agent, on behalf of the Borrower, substantially in the form of Exhibit D.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Administrative Agent in its sole discretion if Moody’s publishes revised industry classifications.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Collateral Obligations acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Collateral Obligations (other than Warranty Collateral Obligations) repurchased by the Equityholder or an Affiliate thereof prior to such date.

“New Zealand Dollars” means the lawful money of New Zealand.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to the order of an Agent, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 14.1.

“Note Register” has the meaning set forth in Section 15.5(a).

“Note Registrar” has the meaning set forth in Section 15.5(a).

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Collateral Agent, the Collateral Custodian, the Administrative Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” means any Person that owes payments under any Loan and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor.

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel acceptable to the Administrative Agent.

“Optional Sale” has the meaning set forth in Section 7.10.

“Original Effective LTV” means, with respect to any Collateral Obligation, the Effective LTV of such Collateral Obligation as calculated by the Administrative Agent in accordance with the definitions of Effective LTV and the definitions used therein and set forth in the related Approval Notice.

“Original Leverage Multiple” means, with respect to any Collateral Obligation, the Leverage Multiple applicable to such Collateral Obligation as calculated by the Administrative Agent in accordance with the definitions of Leverage Multiple and the definitions used therein and set forth in the related Approval Notice.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 15.9.

“Participant Register” has the meaning set forth in Section 15.9.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Investment” means, at any time:

(a)          direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)          demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or Administrative Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)          repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Collateral Custodian has taken actual or constructive delivery of such obligation in accordance with Article VIII of this Agreement, and (ii) entered into with (x) the Collateral Custodian or (y) the corporate trust department of a depository institution or trust company organized under the laws of the United States or any State thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation and the short-term unsecured debt obligations of which are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (including, if applicable, the Administrative Agent, Collateral Agent or any agent thereof acting in its commercial capacity);

(d)          securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State whose long-term unsecured debt obligations are assigned one of the two highest long-term ratings by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, that securities issued by any particular corporation will not be Permitted Investments to the extent that an investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Accounts collectively to exceed 10% of the value of Permitted Investments held in such account (with Permitted Investments held in such accounts valued at par);

(e)          commercial paper that (i) is payable in United States dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(f)           units of money market funds rated in the highest credit rating category by each Rating Agency; or

(g)          any other demand or time deposit, obligation, security or investment (including a hedging arrangement) as may be acceptable to the Administrative Agent, as evidenced by a writing to that effect.

Permitted Investments may be purchased by or through the Collateral Custodian or any of its Affiliates. All Permitted Investments shall be held in the name of the Collateral Custodian. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Administrative Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition).

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iii) as to Related Security (1) the Lien in favor of the Borrower herein and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments and (iv) as to agented Loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prepayment Fee” has the meaning set forth in the Fee Letters.

“Principal Balance” means with respect to any Collateral Obligation and as of any date, (a) if such Collateral Obligation is denominated and payable in Dollars, the outstanding principal balance of such Collateral Obligation, and (b) if such Collateral Obligation is denominated and payable in an Eligible Currency other than Dollars, the equivalent in Dollars of the outstanding principal balance of such Collateral Obligation, determined by the Investment Manager using the Applicable Exchange Rate, in each case exclusive of (x) any deferred or capitalized interest on any Deferrable Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest. The “Principal Balance” of any Equity Security shall be zero.

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (ii) all payments received by the Borrower pursuant to any Hedging Agreement with respect to the principal of any Collateral, (iii)  the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, and (iv) all Repurchase Amounts, in each case other than Retained Interests.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 46450707, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties which shall include sub-accounts for Principal Collections denominated in each Eligible Currency other than Dollars), which is established and maintained pursuant to Section 8.1(a).

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Investment Manager with respect to such Collateral Obligation or Obligors.

“Reinvestment” has the meaning given in Section 8.3(b).

“Reinvestment Date” has the meaning given in Section 8.3(b).

“Reinvestment Request” has the meaning given in Section 8.3(b).

“Related Collateral Obligation” means any Collateral Obligation where any Affiliate of the Borrower, Investment Manager or the Equityholder owns a Variable Funding Asset pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by such Affiliate of the Borrower, Investment Manager or the Equityholder to make advances or fund such Variable Funding Asset to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a)          any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

(b)          all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)          all Collections with respect to such Collateral Obligation and any of the foregoing;

(d)          any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)          all Records with respect to such Collateral Obligation and any of the foregoing; and

(f)          all recoveries and proceeds of the foregoing.

“REO Asset Owner” has the meaning specified in the Investment Management Agreement.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Reporting Date” means the 7th Business Day of each calendar month.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i) the greater of (a) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral and (b) the Collateral Obligation Amount of such Collateral Obligation, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Collateral Obligation” means, with respect to any Collection Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Investment Manager, as applicable, on or before the related Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Investment Manager.

“Required Lenders” means, at any time, Lenders holding Advances aggregating greater than 50% of all Advances.

“Responsible Officer” means, with respect to (a) the Investment Manager or the Borrower, its Chief Executive Officer, Chief Operating Officer, or any other senior officer or employee of the Investment Manager or the Borrower directly responsible for the administration or collection of the Collateral Obligations, (b) the Collateral Agent or Collateral Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, or (c) any other Person, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.

“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a)          the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (after giving effect to any grace period applicable thereto);

(b)          the Borrower, the Administrative Agent or the Investment Manager obtains actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing (after giving effect to any grace period applicable thereto) with respect to another debt obligation of the same Obligor that (i) is secured by the same collateral, (ii) is either full recourse or senior to or pari passu with in right of payment to such Collateral Obligation and (iii) is in an amount (whether separately or in the aggregate) in excess of $250,000;

(c)          the occurrence of an Insolvency Event with respect to any related Obligor;

(d)          the Investment Manager determines, in its sole discretion, in accordance with the Investment Management Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status;

(e)          the occurrence (without the prior approval of the Administrative Agent) of a Material Modification with respect to such Collateral Obligation;

(f)           the Obligor fails to deliver to the Borrower or the Investment Manager any financial reporting information as required by the Underlying Instruments of such Collateral Obligation (including any grace periods thereunder) but in no event less frequently than quarterly, that in each case has an adverse effect on the ability of the Investment Manager or the Administrative Agent (as determined by the Administrative Agent in its reasonable discretion) to make any determinations or calculations required hereunder; provided, however, that the Borrower (or the Investment Manager on its behalf) may, on a single occasion with respect to any Obligor, grant an extension of up to 30 days for the delivery of such financial statements by such Obligor; or

(g)          with respect to any Enterprise Value Loan, the Leverage Multiple with respect to such Collateral Obligation increases by 1x or more over the Original Leverage Multiple with respect to such Collateral Obligation; provided that each subsequent increase of an additional 1x over the applicable Original Leverage Multiple shall be an additional Revaluation Event; or

(h)          with respect to any Asset Based Loan, the Effective LTV of such Collateral Obligation increases by more than an amount equal to 15% of the Original Effective LTV of such Collateral Obligation; provided that each subsequent increase of an additional 15% over the applicable Original Effective LTV shall be an additional Revaluation Event.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) May 15, 2015 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Administrative Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) the occurrence of a Facility Termination Event.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Administrative Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (a) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, each Lender, the Administrative Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary”: means the Collateral Custodian, or any subsequent institution acceptable to the Administrative Agent at which the Accounts are kept.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Investment Management Agreement, the Collateral Agent and Collateral Custodian Fee Letter, each Fee Letter, the Account Control Agreement, and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” a fee payable pursuant to Section 3.2 for each day since the last payment of such fee equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, times (y) the Undrawn Fee Rate times (z) 1/360.

“Undrawn Fee Rate” has the meaning set forth in the Fee Letters.

“Undrawn Percentage” means, on any day, a percentage equal to (a) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day divided by (ii) the aggregate Commitments on such day.

“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unmatured Facility Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Facility Termination Event.

“Unmatured Investment Manager Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Investment Manager Event.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S. Borrower” means a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.3(f).

“Variable Funding Asset”: means any Revolving Loan or other asset that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.

“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Obligations included in the Collateral, the number obtained by (i) summing the products obtained by multiplying (a) the Advance Rate of each such Eligible Collateral Obligation by (b) such Eligible Collateral Obligation’s contribution to the Adjusted Aggregate Eligible Collateral Obligation Balance and (ii) dividing such sum by the Adjusted Aggregate Eligible Collateral Obligation Balance

“Weighted Average Spread” means, as of any day, the number expressed as a percentage equal to (i) the Aggregate Funded Spread divided by (ii) the Aggregate Eligible Collateral Obligation Balance (excluding any interest that has been deferred and capitalized on any Deferrable Collateral Obligation).

“Weighted Average Life” means, as of any day with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Collateral Obligation by (b) the Collateral Obligation Amount of such Collateral Obligation and (ii) dividing such sum by the aggregate Collateral Obligation Amounts of all Eligible Collateral Obligations included in the Collateral.

“Withholding Agent” means the Borrower, the Administrative Agent, and the Investment Manager.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.

Section 1.2           Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(a)          Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(b)          The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c)          The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Documents, Equipment, Financial Assets, Funds-Transfer system, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Accounts, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(d)          For the avoidance of doubt, on each Measurement Date, the Borrower shall cause the Investment Manager to re-determine the status of each Eligible Collateral Obligation as of such calculation date and the Borrower shall cause the Investment Manager to provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Agent and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and Collateral Obligations (other than Ineligible Assets) that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(e)          Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

Article II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1           Advances. (a)  On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the date hereof to the end of the Revolving Period; provided that there shall be no more than two (2) Advance Dates during any calendar week.

(a)          Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Collateral Obligations in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lower of (i) the Facility Amount and (ii) the Borrowing Base on such day. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2           Funding of Advances. (a)  Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Administrative Agent, each Agent and the Collateral Agent of the proposed Advance at or prior to 12:00 p.m., New York City time, at least two (2) Business Days prior to the proposed Advance Date. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable). The amount of any Advance shall at least be equal to the least of (x) $500,000, (y) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day and (z) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. The Administrative Agent shall have no obligation to lend funds hereunder in its capacity as Administrative Agent. Subject to receipt by the Collateral Agent of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Administrative Agent and the Collateral Agent at least two (2) Business Days prior to such Advance Date) in same day funds no later than 2:00 p.m., New York City time, on such Advance Date.

(a)          Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date, all Advances shall be made by the Agent on behalf of the applicable Committed Lenders. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(b)          Unfunded Commitment Provisions. Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Advances pursuant to Section 14.2 or (ii) the end of the Revolving Period, the Borrower shall request an Advance in the amount of the Aggregate Unfunded Amount. Following receipt of such Advance Request, the Lenders shall fund such Advance by depositing an aggregate amount equal to the Aggregate Unfunded Amount directly to the Collateral Custodian to be deposited into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2).

Section 2.3           Notes. The Borrower shall, on or prior to the Effective Date and any later date on which any Lender Group becomes a party hereto by assignment or otherwise, as applicable, execute and deliver a Note evidencing the Advances of each Lender Group. Each such Note shall be payable to the order of the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4           Repayment and Prepayments. (a) The Borrower shall repay in full the aggregate outstanding amount of the Advances on the Facility Termination Date.

(a)          Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i)          all such voluntary prepayments shall require prior written notice to the Administrative Agent by 11:00 a.m. two (2) Business Days prior to such voluntary prepayment;

(ii)         all such voluntary partial prepayments shall be in a minimum amount of $1,000,000; and

(iii)        each prepayment shall be applied on the Business Day received by the Administrative Agent if received by 3:00 p.m., New York City time, on such day by the Administrative Agent as Amounts Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.

Section 2.5           Permanent Reduction of Facility Amount. (a) The Borrower may at any time upon five Business Days prior written notice to the Administrative Agent, permanently reduce the Facility Amount (i) in whole or in part upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances) or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(a)          As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a), the Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders, any applicable Prepayment Fee; provided that no Prepayment Fee shall be payable if, as of the date of such permanent reduction (i) the Borrower has made an Extension Request in accordance with Section 2.6 that has been declined by the Administrative Agent and (ii) no Default or Event of Default has occurred and is continuing.

Section 2.6           Extension of Revolving Period. The Borrower may, at any time after the first anniversary of the Effective Date and prior to the date that is ten Business Days prior to the last date of the Revolving Period, deliver a written notice to the Administrative Agent requesting an extension of the Revolving Period for an additional twelve months (an “Extension Request”). The Administrative Agent may approve or decline an Extension Request in its sole discretion. No request by the Borrower to extend the Revolving Period shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.

Section 2.7           Calculation of Discount Factor.

(a)          In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Administrative Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation.

(b)          If, but only if, a Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Administrative Agent, in its sole discretion (but subject to the following clause (c)).

(c)          If, with respect to any Collateral Obligation (i) the first Revaluation Event described in clause (g) of the definition thereof occurs with respect to such Collateral Obligation, (ii) the current Leverage Multiple with respect to such Collateral Obligation is less than 2x higher than the Original Leverage Multiple for such Collateral Obligation and (iii) no other Revaluation Event has occurred with respect to such Collateral Obligation, then the Discount Factor for such Collateral Obligation may only be decreased by the Administrative Agent pursuant to clause (b) above by a percentage equal to (x) 1 minus (y)(A) the Original Leverage Multiple for such Collateral Obligation divided by (B) the then-current Leverage Multiple for such Collateral Obligation.

(d)          The Administrative Agent will provide written notice of each revised Discount Factor to the Borrower, the Investment Manager and the Collateral Agent.

Section 2.8           Increase in Facility Amount. The Borrower may, with the prior written consent of the Administrative Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) add additional Lender Groups and/or (ii) increase the Commitment of any Lender Group, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender Group, provided that the Facility Amount shall not increase beyond $100,000,000.00.

Article III

YIELD, UNDRAWN FEE, ETC.

Section 3.1           Yield and Undrawn Fee. (a)  The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law.

(a)          The Borrower shall pay the Undrawn Fee on the dates specified in Section 3.2.

Section 3.2           Yield Distribution Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and Undrawn Fee (as applicable) shall be payable, without duplication:

(a)          on the Facility Termination Date;

(b)          on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c)          on each Distribution Date.

Section 3.3           Yield Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding Advances attributable to such Note on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days.

Section 3.4           Computation of Yield, Fees, Etc. Each Agent (on behalf of its respective Lender Group) and the Administrative Agent shall determine the applicable Yield and all Fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.

Article IV

PAYMENTS; TAXES

Section 4.1           Making of Payments. Subject to, and in accordance with, the provisions hereof, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) by no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds. Payments received by any Lender or Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Agent on its next following Business Day. Each Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by such Agent as provided by Section 8.3 or Section 2.4. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield and Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.

Section 4.2           Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3           Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes not paid pursuant to Section 4.3(a).

(b)          Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body; provided that, for the avoidance of doubt, the Borrower shall not be required to indemnify a Recipient under this Section 4.3(c) for expenses arising from or with respect to Indemnified Taxes to the extent that Borrower has indemnified such Recipient for such Indemnified Taxes pursuant to this Section 4.3(c) and such expenses arise as a result of such Recipient’s failure to remit such payment by the Borrower to the appropriate Official Body or as a result of such Recipient’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(c)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.3(d).

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower:

(A)         any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

 (I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

 (II)        executed originals of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Article V

INCREASED COSTS, ETC.

Section 5.1           Increased Costs, Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost to the Administrative Agent, any Agent, any Lender, successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to the Administrative Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.

(a)          If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction.

(b)          If an Affected Person shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations, then, upon demand by or on behalf of such Affected Person through the Agent, the Borrower shall pay to the Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor. A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(c)          In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

Article VI

EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1           Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Administrative Agent, on behalf of the Lenders, shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)          Transaction Documents. This Agreement and each other Transaction Document, in each case duly executed by each party thereto;

(b)          Notes. For each Lender Group, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c)          Establishment of Account. Evidence that each Account has been established;

(d)          Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Investment Manager approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(e)          Organization Documents. The certificate of formation (or similar organization document) of each of the Borrower and the Investment Manager certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s and the Investment Manager’s organizational documents;

(f)          Good Standing Certificates. Good standing certificates for each of the Borrower and the Investment Manager issued by the applicable Official Body of its jurisdiction of organization;

(g)          Incumbency. A certificate of the secretary or assistant secretary of each of the Borrower and the Investment Manager certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h)          Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;

(i)          Opinions. Legal opinions of Sutherland Asbill & Brennan LLP, counsel for the Borrower and the Investment Manager, and Locke Lord LLP and in-house counsel for the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(j)          No Facility Termination Event, etc. Each of the Transaction Documents is in full force and effect and no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;

(k)          Liens. The Administrative Agent shall have received (i) the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed pay-off letters reasonably requested by the Administrative Agent;

(l)          Payment of Fees. The Administrative Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Effective Date have been paid in full;

(m)          No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2012 and no litigation shall have commenced which, if successful, could have a Material Adverse Effect; and

(n)          Other. Such other approvals, documents, opinions, certificates and reports as the Administrative Agent may reasonably request.

Section 6.2           Advances and Reinvestments. The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a)          No Facility Termination Event, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Facility Termination Event or Unmatured Facility Termination Event shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (ii) no Investment Manager Event or Unmatured Investment Manager Event shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (iii) the representations and warranties of the Borrower contained herein, of the Investment Manager contained in the Investment Management Agreement and of the Borrower and the Investment Manager in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment, and (iv) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), the aggregate outstanding principal balance of the Advances will not exceed the Borrowing Base;

(b)          Requests. (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Collateral Agent, each Agent and the Administrative Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, each Agent and the Administrative Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c)          Revolving Period. The Revolving Period shall not have ended;

(d)          Document Checklist. The Administrative Agent and the Collateral Custodian shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e)          Borrowing Base Confirmation. The Collateral Agent and the Administrative Agent shall have received an Officer’s Certificate of the Borrower or the Investment Manager (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Advances shall not exceed the Borrowing Base, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f)          Collateral Quality Tests, Minimum Diversification Condition. The Collateral Agent and the Administrative Agent shall have received an Officer’s Certificate of the Borrower or the Investment Manager (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such requested Advance and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such Funding Date, demonstrating that all of the Collateral Quality Tests are satisfied.

(g)          Hedging Agreements. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h)          Administrative Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower, the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Obligation, evidencing (1) the approval of the Administrative Agent, in its sole discretion, of any and all Collateral Obligations to be added to the Collateral, (2) the assigned Discount Factor for such Collateral Obligation, (3) whether such Collateral Obligation is an Enterprise Value Loan or an Asset Based Loan, (4) whether such Collateral Obligation is a First Lien Loan or a Second Lien Loan and (5) with respect to any Asset Based Loan, whether such Asset Based Loan is secured by working capital, fixed assets or intellectual property;

(i)          Permitted Use. The proceeds of any Advance or Reinvestment will be used solely by the Borrower for general corporate purposes, which, for the avoidance of doubt, include dividends and distributions to the Equityholder, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request; and

(j)          Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Investment Manager (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Obligation within twelve (12) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral and (B) with respect to all other Asset Based Loans, the collateral securing such Collateral Obligation within six (6) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral. The Borrower shall cause the Investment Manager to report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Obligation to the Administrative Agent in the Advance Request related to such Collateral Obligation. The requirements of this Section 6.2(j) shall be modified with respect to any Collateral Obligation to the extent set forth on the related Asset Approval Request and confirmed in the related Approval Notice.

(k)          Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent and the Administrative Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that each applicable condition described in Sections 6.2(a) through (j) has been satisfied; and

(l)          Other. The Administrative Agent shall have received such other approvals, documents, opinions, certificates and reports as they may request, which request is reasonable as to content and timing.

Section 6.3           Transfer of Collateral Obligations and Permitted Investments.

(a)  The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments in physical form at the Corporate Trust Office.

(a)          On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Investment Manager to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Investment Manager to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Custodian to be credited by the Collateral Custodian to the Collection Account in accordance with the terms of this Agreement.

(b)          The Borrower shall (or shall cause the Investment Manager to) cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by it to the Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i)          in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at the Corporate Trust Office;

(ii)         in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)        in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the Account in the name of the Borrower; and

(iv)        in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the secured party and describing the Collateral Obligation or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of Delaware.

Article VII

ADMINISTRATION AND Management OF COLLATERAL OBLIGATIONS

Section 7.1           Investment Manager. The management, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Investment Manager from time to time in accordance with the Investment Management Agreement.

Section 7.2           Investment Manager Events. (a)  If an Investment Manager Event shall occur and be continuing, at the election of the Administrative Agent by written notice to the Borrower, the Borrower shall (i) not permit the Investment Manager to (w) consent to modifications to Collateral Obligations or Hedging Agreements, (x) cause the Borrower to enter into any Hedging Agreement, (y) consent to any acquisition or disposition of Collateral Obligations under the Investment Management Agreement or (z) take any other action with respect to the Borrower, the Collateral or the Transaction Documents specified by the Administrative Agent (or its representative) to the Investment Manager in its sole discretion from time to time (each, a “Specified Transaction”), (ii) cause the Investment Manager to have the prior written consent of the Administrative Agent in its sole discretion prior to directing the Borrower to enter into any Specified Transaction and (iii) at the Administrative Agent's option, either (x) work, or cause the Investment Manger to work, with the Administrative Agent in good faith to identify a replacement Investment Manager that is acceptable to each of the Administrative Agent and the board of directors of the Equityholder in their sole discretion and that would be engaged by the Borrower on terms and conditions that are acceptable to each of the Administrative Agent and the board of directors of the Equityholder in their sole discretion and shareholder approval (if required upon advice of Equityholder counsel), such engagement to be made in accordance with applicable law and the Equityholder's organizational documents or (y) seek to sell, or cause the Investment Manager to seek to sell, in each case at the direction of the Administrative Agent, the Collateral Obligations for fair value on commercially reasonable terms and conditions. The Investment Management Agreement shall provide that the Investment Manager may not resign until a successor has been chosen in accordance with the foregoing provisions and has commenced services.

In addition, upon the occurrence of an Investment Manager Event, the Borrower shall cause the Investment Manager to, if so requested by the Administrative Agent acting at the direction of the Required Lenders, deliver as directed by the Administrative Agent copies of its Records within five Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to such successor investment manager) containing as of the close of business on the date of demand all of the data maintained by the Investment Manager in computer format in connection with managing the Collateral Obligations.

(a)          The Borrower shall not permit the Investment Manager to resign from the obligations and duties imposed on it under the Transaction Documents other than in accordance with Section 11 of the Investment Management Agreement.

Section 7.3           Duties of the Investment Manager. In addition to the duties and obligations set forth in the Investment Management Agreement, the Borrower shall cause the Investment Manager to manage, service, administer and make collections on the Collateral Obligations and perform the other actions required by the Investment Manager in accordance with the terms and provisions of the Transaction Documents and the Investment Management Standard.

(a)          The Borrower shall cause the Investment Manager to take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Investment Management Standard.

(b)          The Borrower shall cause the Investment Manager to administer the Collections in respect of the Loan Payments in accordance with the procedures described herein. The Borrower shall cause the Investment Manager to deposit all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof and to identify all Collections as either Principal Collections or Interest Collections, as applicable. The Borrower shall cause the Investment Manager to make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer. The Borrower may cause the Investment Manager, on any date, to instruct the Securities Intermediary to convert funds on deposit in the Collection Account in any or all Eligible Currencies into Dollars using the available foreign currency-dollar spot rate for the applicable Eligible Currency.

(c)          The Borrower shall cause the Investment Manager to maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Administrative Agent, make available, or, upon the occurrence and during the continuation of an Investment Manager Event, deliver to the Administrative Agent copies of all material Records in its possession which evidence or relate to the Collections.

(d)          The Borrower shall cause the Investment Manager to, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that does not constitute a Collateral Obligation or was paid in connection with a Retained Interest.

Section 7.4           Reserved.

Section 7.5           Covenants Relating to the Investment Manager.Until the date on or after the Facility Termination Date on which the Advances shall have been repaid in full, all Yield shall have been paid, and no other amount shall be owing to the Secured Parties under this Agreement:

(a)          Compliance with Agreements and Applicable Laws. The Borrower shall cause the Investment Manager to perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Collateral Obligations and all Proceeds thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)          Maintenance of Existence and Conduct of Business. The Borrower shall cause the Investment Manager to: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a limited liability company and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign limited liability company in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder or under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(c)          Books and Records. The Borrower shall cause the Investment Manager to keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Investment Manager in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.

(d)          Payment, Performance and Discharge of Obligations. The Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(e)          ERISA. The Borrower shall cause the Investment Manager to give the Administrative Agent and each Lender prompt written notice of any event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Borrower shall not permit the Investment Manager or any Affiliates of the Investment Manager to, cause or permit to occur an event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.

(f)          Compliance with Collateral Obligations and Investment Management Standard. The Borrower shall cause the Investment Manager to, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Investment Manager under any Collateral Obligations (except, in the case of a successor Investment Manager, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and managing the Collateral Obligations to the extent such obligations are set forth in a document included in the related Collateral Obligation File) and shall comply with the Investment Management Standard in all material respects with respect to all Collateral Obligations.

(g)          Maintain Records of Collateral Obligations. The Borrower shall cause the Investment Manager to, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Borrower shall cause the Investment Manager to maintain its computer systems so that, from and after the time of sale of any Collateral Obligation to the Borrower, the Investment Manager’s master computer records (including any back-up archives) that refer to such Collateral Obligation shall indicate the interest of the Borrower and the Administrative Agent in such Collateral Obligation and that such Collateral Obligation is owned by the Borrower and has been pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.

(h)          Liens. The Borrower shall not permit the Investment Manager to create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.

(i)          Mergers. The Borrower shall not permit the Investment Manager to directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with, any Person, except that the Investment Manager shall be permitted to merge with any entity so long as the Investment Manager remains the surviving corporation of such merger and such merger does not result in a Change of Control. The Borrower shall cause the Investment Manager to give prior written notice of any merger to the Administrative Agent.

(j)          Investment Management Obligations. The Borrower shall not permit the Investment Manager to (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Administrative Agent is not a party without the prior written consent of the Administrative Agent, (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation (other than an Ineligible Asset) without the prior written consent of the Administrative Agent, (iii) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iv) change its fiscal year so that the reports described in Section 7.5(k) would be delivered to the Administrative Agent less frequently than every 12 months.

(k)          Financial Reports. The Borrower shall cause the Investment Manager to furnish, or cause to be furnished, to the Administrative Agent:

(i)          as soon as available, but in any event within 120 days after the end of each fiscal year of TCP Capital Corp., a copy of the consolidated and consolidating balance sheet of TCP Capital Corp. and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statement of income for such year, and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Commission, in TCP Capital Corp.’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent, on the date such documents are made so available;

(ii)         as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the audited consolidated financial statements for the prior year for the Equityholder and its consolidated Subsidiaries, including the prior comparable period (if any) from the preceding fiscal year and certified by Independent Accountants (the report of which shall be unqualified), together with consolidating balance sheet and income statement of the Equityholder; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Commission, in TCP Capital Corp.’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent, on the date such documents are made so available;

(iii)        as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of TCP Capital Corp. and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of TCP Capital Corp. and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of TCP Capital Corp. and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (iii) which are made available via EDGAR, or any successor system of the Commission, in TCP Capital Corp.’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent, on the date such documents are made so available; and

(iv)        as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Equityholder and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statement of income of the Equityholder and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statement of cash flows of the Equityholder and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (iv) which are made available via EDGAR, or any successor system of the Commission, in TCP Capital Corp.’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent, on the date such documents are made so available.

(l)          Obligor Reports. The Borrower shall cause the Investment Manager to furnish to the Administrative Agent, with respect to each Obligor (other than Obligors with respect to Ineligible Assets), within 15 Business Days of the completion of the Investment Manager’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly) (i) any financial reporting packages with respect to such Obligor and with respect to each Collateral Obligation for such Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Investment Manager as of the date of the Investment Manager’s most recent portfolio review and (ii) the internal monitoring report prepared by the Investment Manager with respect to such Obligor. In no case, however, shall the Investment Manager be obligated hereunder to deliver such Obligor reports to the Administrative Agent more than once per calendar month. Upon demand by the Administrative Agent, the Borrower shall cause the Investment Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Collateral Obligation (other than any Ineligible Asset) or Obligor (to the extent reasonably available to the Investment Manager); provided that, the Borrower shall not be required to cause the Investment Manager to provide any information with respect to any Obligor that is subject to confidentiality restrictions disclosed on the related Asset Approval Request and approved on the related Asset Approval Notice.

(m)          Commingling. The Borrower shall not permit the Investment Manager to, and shall not permit any Affiliate of the Investment Manager to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

Section 7.6           Reserved.

Section 7.7           Collateral Reporting. The Borrower shall cause the Investment Manager to cooperate with the Collateral Agent in the performance of the Collateral Agent’s duties under Section 11.3. Without limiting the generality of the foregoing, the Borrower shall cause the Investment Manager to supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.

Section 7.8           Reserved.

Section 7.9           Procedural Review of Collateral Obligations; Access to Investment Manager and Investment Manager’s Records. (a)  The Borrower shall cause the Investment Manager to, at the Borrower’s expense, retain Protiviti, Inc. (or another nationally recognized audit firm acceptable to the Administrative Agent in its sole discretion) to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto, (a) within three months following the Effective Date and (ii) once per six months thereafter, in each case at the request of the Administrative Agent, with respect to the previous calendar year. The Borrower shall cause the Investment Manager to promptly forward the results of such audit to the Administrative Agent and the Collateral Agent.

(a)          The Borrower shall, and shall cause the Investment Manager to, at the Borrower’s expense, permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (a) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (b) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower agrees, and will cause the Investment Manager, to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Investment Manager’s business and operations. So long as no Unmatured Facility Termination Event, Facility Termination Event, Unmatured Investment Manager Event or Investment Manager Event has occurred and is continuing, such visits and inspections shall occur only (i) upon five Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the existence of an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Investment Manager Event or an Investment Manager Event, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.

(b)          The Borrower shall, and shall cause the Investment Manager to, at the Borrower’s expense and as applicable, provide to the Administrative Agent access to the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Facility Termination Event, Facility Termination Event or Investment Manager Event has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Unmatured Facility Termination Event, Facility Termination Event or Investment Manager Event has occurred and is continuing). From and after the Effective Date and periodically thereafter at the reasonable discretion of the Administrative Agent, the Administrative Agent may review the Borrower’s and the Investment Manager’s collection and administration of the Collateral Obligations in order to assess compliance by the Investment Manager with the Investment Manager’s written policies and procedures, as well as this Agreement and may, no more than twice in any calendar year, conduct an audit of the Collateral Obligations and Records in conjunction with such review.

(c)          Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Investment Manager to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Investment Manager to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

Section 7.10         Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i)          immediately after giving effect to such Optional Sale:

(A)         each Collateral Quality Test is satisfied;

(B)         the Borrowing Base is greater than or equal to the Advances outstanding; and

(C)         no Facility Termination Event, Unmatured Facility Termination Event, Unmatured Investment Manager Event or Investment Manager Event shall have occurred and be continuing; provided that, if an Unmatured Facility Termination Event or Unmatured Investment Manager Event is continuing, the Borrower may make an Optional Sale if, after giving effect to such Optional Sale, such event is cured (although, for the avoidance of doubt, such event shall be continuing for all purposes hereunder until the settlement date of such Optional Sale);

(ii)         at least one (1) Business Day prior to the date of any Optional Sale, the Borrower shall cause the Investment Manager to give the Administrative Agent, the Collateral Custodian and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such optional sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating that the aggregate principal amount of all outstanding Advances shall not exceed the Borrowing Base, calculated as of the date of the Optional Sale as if the Collateral Obligations sold by the Borrower on such date had been sold by the Borrower and certifying that clauses (A) and (C) above and all other conditions set forth herein are satisfied and (y) a certificate of the Investment Manager substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii)        such Optional Sale shall be made by the Investment Manager, on behalf of the Borrower (A) in accordance with the Investment Management Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv)        if such Optional Sale is to an Affiliate of the Borrower or the Investment Manager, the Administrative Agent has given its prior written consent; and

(v)         on the date of such Optional Sale, all proceeds from such Optional Sale will be sent directly into the Collection Account.

(b)          In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.

(c)          The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).

(d)          In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower, or the Investment Manager on its behalf, may reasonably request.

(e)          Notwithstanding the foregoing:

(i)          the Principal Balance of all Collateral Obligations (other than (A) Warranty Collateral Obligations and (B) Excluded Collateral Obligation released to the Equityholder pursuant to a dividend by the Borrower) sold pursuant to Section 7.10(a) to the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a dividend by the Borrower shall not in any twelve-month period exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale or dividend. The Principal Balance of all Defaulted Collateral Obligations (other than (A) Warranty Collateral Obligations and (B) Excluded Collateral Obligation released to the Equityholder pursuant to a dividend by the Borrower) sold pursuant to Section 7.10(a) to the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a dividend by the Borrower shall not in any twelve-month period exceed 10% of the Net Purchased Loan Balance measured as of the date of such sale or dividend;

(ii)         subject to clause (i) above, unless an Unmatured Facility Termination Event or a Facility Termination Event has occurred and is continuing, the Borrower may sell, distribute or otherwise dispose of Ineligible Assets; and

(iii)        subject to clause (i) above, unless (x) an Unmatured Facility Termination Event or a Facility Termination Event has occurred and is continuing or (y) after giving effect to such sale or distribution any Collateral Quality Test is not satisfied, the Borrower may sell, distribute or otherwise dispose of Excluded Collateral Obligations described in clauses (b) and (c) of the definition thereof.

Section 7.11         Repurchase or Substitution of Warranty Collateral Obligations.(a)           In the event of a breach of Section 9.5, Section 9.13 or Section 9.26 or of a material breach of any other representation, warranty, undertaking or covenant set forth in Section 24(k) of the Investment Management Agreement, Article IX, Article X, Section 18.3 or Section 18.5(b) with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Investment Manager and (y) receipt by the Equityholder or the Investment Manager of written notice thereof given by the Administrative Agent, the Borrower shall either (a) repay Advances outstanding in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligation with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period, the representations and warranties in Article IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day or if the Advances outstanding do not exceed the Borrowing Base. Notwithstanding the foregoing, “Warranty Collateral Obligations” shall be deemed not to include any Excluded Collateral Obligation.

Article VIII

ACCOUNTS; PAYMENTS

Section 8.1           Accounts. (a)  On or prior to the Effective Date, the Borrower shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary, who shall forward funds from the Collection Account to the Collateral Agent for application by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report. If at any time a Responsible Officer obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Investment Manager and the Administrative Agent), then the Borrower shall cause the Investment Manager to transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn at the direction of the Borrower or the Investment Manager (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collections Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the Aggregate Unfunded Amount.

Following the Facility Termination Date, the Borrower shall cause the Investment Manager to forward any draw request made by an Obligor under a Variable Funding Asset, along with wiring instructions for the applicable Obligor, to the Collateral Custodian (with a copy to the Administrative Agent) along with an instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Custodian shall fund such draw request in accordance with such instructions from the Investment Manager.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Investment Manager to direct the Collateral Custodian to and the Collateral Custodian shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(a)          All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Custodian, as directed by the Investment Manager in writing (or, if the Investment Manager fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature (i) with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Collateral Custodian, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Custodian shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Investment Manager or, if the Investment Manager shall fail to give such direction, the Administrative Agent. The Collateral Custodian shall, upon written request, provide the Administrative Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Collateral Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Investment Manager or the Administrative Agent, as applicable, to timely provide investment instruction to the Collateral Custodian. The Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(b)          Neither the Borrower nor the Investment Manager shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 8.1(a), Section 8.1(b), Section 8.2, or Section 8.3(b).

Subject to the other provisions hereof, the Collateral Agent shall have sole Control over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).

(c)          The Equityholder may, from time to time in its sole discretion (x) deposit amounts into the Principal Collection Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base and clause (ii) of the Minimum Diversification Condition.

Section 8.2           Excluded Amounts. The Borrower may cause the Investment Manager to direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Investment Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent, the Collateral Custodian and the Collateral Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.3           Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Monthly Report prepared by the Collateral Agent and approved by the Administrative Agent pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:

(A)         FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $50,000 on any Distribution Date;

(B)         SECOND, to the Collateral Agent and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period pursuant to the Collateral Agent and Collateral Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses;

(C)         THIRD, to the Investment Manager, any fees and expenses of the Investment Manager in an aggregate amount not to exceed the amount of any accrued and unpaid IM Fee for the related Collection Period;

(D)         FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(D), (A) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (B) to the Administrative Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Agents and the Administrative Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E)         FIFTH, during the Revolving Period, to the Agents on behalf of their respective Lenders pro rata in accordance with the outstanding Advances, the amount necessary to reduce the Advances outstanding to an amount (A) not to exceed the Borrowing Base and (B) such that, after giving effect to such payment, the Minimum Diversification Condition is satisfied;

(F)         SIXTH, after the end of the Revolving Period, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in an amount equal (A) in the case of remaining Amount Available constituting Interest Collections, the product of such remaining Interest Collections and the Advance Repayment Percentage as of such Distribution Date and (B) in the case of remaining Amount Available constituting Principal Collections, all such Principal Collections;

(G)         SEVENTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(G), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(H)         EIGHTH, to any Affected Persons, any Increased Costs then due and owing;

(I)         NINTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(J)         TENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(K)         ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(B) above, to the Collateral Agent and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent and the Collateral Custodian under the Transaction Documents;

(L)         TWELFTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a); and

(M)         THIRTEENTH, (A) all remaining Amount Available constituting Interest Collections to the Borrower or, during the Revolving Period at the discretion of the Investment Manager, to remain in the Collection Account and (B) all remaining Amount Available constituting Principal Collections, (x) during the Revolving Period, (I) if the Diversity Score is greater than 20 and no Default or Event of Default has occurred and is continuing, to the Borrower or (II) otherwise, to remain in the Collection Account as Principal Collections and (y) after the end of the Revolving Period, to the Borrower.

(b)          During the Revolving Period, the Borrower may withdraw from the Collection Account any Collections and apply such Collections to (A) prepay the Advances outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject to the following conditions:

(c)          To the extent not previous converted pursuant to Section 7.3(b), the Borrower hereby instructs the Securities Intermediary, on the Determination Date immediately preceding each Distribution Date, to convert all amounts on deposit in the Collection Account into Dollars using the available foreign currency-dollar spot rate for the applicable Eligible Currency.

(i)          the Borrower shall have given written notice to the Collateral Agent and the Administrative Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, two Business Days prior to the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and shall be delivered with, if applicable, an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date;

(ii)         each condition precedent set forth in Section 6.2 shall be satisfied;

(iii)        upon the written request of the Borrower (or the Investment Manager on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the Reinvestment Date, the Collateral Agent shall have provided to the Administrative Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv)        any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Investment Manager as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

Section 8.4           Fees. The Borrower shall pay, pursuant hereto, the Undrawn Fee, the Make-Whole Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated the date hereof (or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the applicable Agent and the Administrative Agent (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5           Monthly Report. The Collateral Agent shall prepare (based on information provided to it by the Investment Manager, the Administrative Agent and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Administrative Agent, the Borrower and the Investment Manager on each Reporting Date starting with the Reporting Date in June 2013. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Agent and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Administrative Agent) a copy of such notice and information to the Administrative Agent and the Investment Manager. Unless the Collateral Agent is otherwise timely directed by the Administrative Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Agent is directed by the Administrative Agent that the Collateral Agent should not make such correction, the Collateral Agent shall take such action as instructed by the Administrative Agent. The Administrative Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, the Administrative Agent and the Lenders shall be responsible for providing to the Collateral Agent the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Agent may conclusively rely. The Administrative Agent shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Administrative Agent, such reports, instructions, statements and certificates shall be executed by the Borrower and the Investment Manager and, in the case of the Monthly Report, the Collateral Agent shall make the distributions required by Section 8.3 pursuant to such Monthly Report.

Article IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Administrative Agent, the Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:

Section 9.1           Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2           Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3           Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action.

Section 9.4           Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5           Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC, and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such Security Entitlements have been credited to the Collection Account and the Securities Intermediary has agreed to treat all assets credited to the Collection Account as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Collection Account and (c) the Collection Account is not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Investment Manager to, cause cash in the Collection Account to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the transfer and granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained herein and/or Section 18.7, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such certificated security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Collateral Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such uncertificated security and (B) causing such registration to remain effective.

Section 9.6           No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any law, or any order, rule or regulation applicable to the Borrower of any Official Body having jurisdiction over the Borrower or any of its properties, or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7           No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against the Borrower, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral.

Section 9.8           No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9           Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10         Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11         Taxes. For U.S. federal income tax purpose, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder or its parent is treated as a United States person for U.S. federal income tax purposes. It has filed on a timely basis all federal and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all federal and other material Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Effective Date or the Advance Date, as applicable.

Section 9.12         Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof subject, in the case of information contained therein (which shall include any statements and calculations to the extent such statements or calculations are inaccurate solely as a result of such information) received from any un-Affiliated third party, to the standard set forth in Section 9.14 with respect to information received from an un-Affiliated third party.

Section 9.13         No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower.

Section 9.14         Information True and Correct. All information (other than any information provided to the Borrower by an un-Affiliated third party) heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true and correct in all material respects. With respect to any information received from any un-Affiliated third party, the Borrower (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent or the Administrative Agent, as applicable, of any such information which it found to be incorrect in any material respect after such information was furnished.

Section 9.15         Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 9.16         Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17         Reserved.

Section 9.18         Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19         No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

Section 9.20         No Subsidiaries. The Borrower has no Subsidiaries other than REO Asset Owners.

Section 9.21         ERISA Compliance. It has no benefit plans subject to ERISA.

Section 9.22         Investment Company Status. It is not an “investment company” as such term is defined in the 1940 Act.

Section 9.23         Set-Off, Etc. No Collateral Obligation (other than an Ineligible Asset) has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral (other than Ineligible Assets) is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral otherwise permitted hereby and in accordance with the Investment Management Standard.

Section 9.24         Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account or the Collection Account in accordance with Section 10.10.

Section 9.25         Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26         Use of Proceeds. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the FRS Board) and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.

Section 9.27         Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Investment Manager, and the Borrower hereby acknowledges that the Administrative Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Investment Manager (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28         Transaction Documents. The Transaction Documents delivered to the Administrative Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to the this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29         Anti-Terrorism, Anti-Money Laundering. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the USA Patriot Act.

Article X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Agents and the Administrative Agent that:

Section 10.1         Protection of Security Interest of the Secured Parties. (a)  At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Administrative Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Administrative Agent shall have any liability in connection therewith.

(a)          The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(b)          The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation, Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement.

(c)          Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 10.2         Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3         Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4         Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Administrative Agent, the Collateral Agent and each Lender:

(a)          as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of a Facility Termination Event, Unmatured Facility Termination Event, Investment Manager Event or Unmatured Investment Manager Event, the statement of an Executive Officer of the Borrower setting forth complete details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b)          promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request; provided that, the Borrower shall not be required to cause the Investment Manager to provide any information with respect to any Obligor that is subject to confidentiality restrictions disclosed on the related Asset Approval Request and approved on the related Asset Approval Notice; and

(c)          promptly, in reasonable detail, (i) of any Adverse Claim known to it that is made or asserted against any of the Collateral and (ii) any Material Modification.

Section 10.5         Separate Existence. (a)  The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of any of its equityholders or any Affiliate thereof.

(a)          It shall maintain records and books of account separate from those of any other Person.

(b)          It shall pay its own operating expenses and liabilities from its own funds.

(c)          It shall ensure that the annual financial statements of the Equityholder shall disclose the effects of the transactions contemplated hereby in accordance with GAAP.

(d)          It shall not hold itself out as being liable for the debts of any other Person. It shall not pledge its assets to secure the obligations of any other Person. It shall not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit or assets as being available to pay the obligations of any other Person.

(e)          It shall keep its assets and liabilities separate from those of all other entities. Except as expressly contemplated herein with respect to Excluded Amounts, it shall not commingle its assets with assets of any other Person.

(f)          It shall maintain bank accounts or other depository accounts separate from any other person or entity, including any Affiliate.

(g)          To the extent required under GAAP, it shall ensure that any consolidated financial statements including the Borrower, if any, have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equity holders.

(h)          It shall not amend, supplement or otherwise modify the Special Purpose Provisions contained in its organizational documents (as defined therein), except in accordance therewith and with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

(i)          It shall at all times hold itself out to the public and all other Persons as a legal entity separate from its member and from any other Person.

(j)          It shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and shall pay any taxes required to be paid under Applicable Law.

(k)          It shall conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence.

(l)          It shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, that its assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements (if any) to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on its own separate balance sheet.

(m)          It shall not, except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.

(n)          It shall maintain a sufficient number of employees (which number may be zero) in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(o)          It shall use separate invoices bearing its own name.

(p)          It shall correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person.

(q)          It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require its members to make additional capital contributions.

(r)          It shall not acquire any obligation or securities of its members or of any Affiliate other than the Collateral in compliance with the Transaction Documents.

(s)          It shall not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that it may invest in those investments permitted under the Transaction Documents and may hold the equity of REO Asset Owners.

(t)          It shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents.

(u)          It shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly contemplated by the Transaction Documents.

(v)         Except as expressly permitted by the Transaction Documents (which includes, for the avoidance of doubt, REO Asset Owners), it shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(w)          It shall not own any asset or property other than Collateral and such other financial assets as permitted by the Transaction Documents.

(x)          It shall not engage, directly or indirectly, in any business other than as required or permitted to be performed by the Transaction Documents.

(y)          It shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including for shared office space and for services performed by an employee of any Affiliate.

(z)          The Borrower shall not (and shall not permit the Equityholder to) take any action contrary to the “Assumptions and Facts” section in the opinion of Sutherland Asbill & Brennan LLP, dated the date hereof, relating to certain nonconsolidation matters.

(aa)         Neither the Investment Manager nor any other person shall be authorized or empowered, nor shall they permit the Borrower to take any Material Action without the prior unanimous written consent of the Independent Manager. The organizational documents of the Borrower shall include the following provisions: (a) at all times there shall be, and Borrower shall cause there to be, at least one Independent Manager; (b) the Borrower shall not, without the prior written consent of the Independent Manager, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Manager shall consider only the interests of the Borrower, including its creditors; and (d) the Independent Manager of the Borrower may not be removed or replaced unless the Borrower provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of the Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents of the Borrower for the Independent Manager. No resignation or removal of the Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment. The Independent Manager may not be removed other than for Cause.

Section 10.6         Hedging Agreements. (a)  With respect to (A) upon the direction of the Administrative Agent in its sole discretion as notified to the Borrower and the Investment Manager on or prior to the related Funding Date for such Collateral Obligation, any Fixed Rate Collateral Obligation (other than Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), and (B) any Collateral Obligation that is not Dollar denominated, the Borrower hereby covenants and agrees that the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the Administrative Agent) and, unless otherwise agreed by the Administrative Agent in its sole discretion, maintain at all times, one or more Hedging Agreements from qualified Hedge Counterparties, which (on each date of determination) (1) have a notional principal amount equal to the outstanding principal balance of each Fixed Rate Collateral Obligation, (2) if applicable, have a strike price (x) such that the Minimum Weighted Average Spread Test is satisfied and (y) unless otherwise agreed to by the Administrative Agent in its sole discretion, not greater than 4%, (3) have a termination date no sooner than the scheduled Facility Termination Date and (4) in the case of Hedging Agreements that are not interest rate cap agreements, have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Administrative Agent in its reasonable discretion.

(a)          In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Administrative Agent.

(b)          In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (i) such Hedge Counterparty, upon the receipt of the consent of the Administrative Agent, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (ii) the Borrower shall, at its option and with the written consent (in its sole discretion) of the Administrative Agent, either (i) cause such Hedge Counterparty to pledge securities in the manner provided by applicable law which shall be held by the Collateral Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Collateral Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent and the Administrative Agent) of its intention to terminate the applicable Hedging Agreement within such 30-day period and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Administrative Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Administrative Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(c)          Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the 30-day period referred to in said Section 10.6(c), the Borrower delivers to the Collateral Agent (with a copy to the Administrative Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Administrative Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Administrative Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(d)          The Borrower shall notify the Administrative Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(e)          The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Administrative Agent.

(f)          The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Administrative Agent.

(g)          The Borrower shall notify the Administrative Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(h)          The Borrower, with the consent of the Administrative Agent in its sole discretion, may sell all or a portion of the Hedging Agreements. The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Administrative Agent and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Administrative Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.

Section 10.7         Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8         Taxes. For U.S. federal income tax purpose, the Borrower will be an entity disregarded as separate from the Equityholder and the Equityholder or its parent will be treated as a United States person for U.S. federal income tax purposes. The Borrower will file on a timely basis all Tax returns (including foreign, federal, state, local and otherwise) required to be filed, if any, and will pay all Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).

Section 10.9         Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Administrative Agent in its sole discretion.

Section 10.10         Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Investment Manager or any of their respective Affiliates.

Section 10.11         Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12         Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Investment Manager or any Affiliate of the Borrower or the Investment Manager.

Section 10.13         Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Administrative Agent shall have consented thereto in its sole discretion.

Section 10.14         Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15         Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16         Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution of (A) during the Revolving Period if, after giving effect to such distribution, (x) each Collateral Quality Test is satisfied, (y) the Borrowing Base is greater than or equal to the Advances outstanding and (z) the Borrower is in compliance with all financial covenants in the Transaction Documents, any Excluded Collateral Obligation and (B) amounts paid to it pursuant to Section 8.3(a)(M) on the applicable Distribution Date.

(a)          Prior to foreclosure by the Administrative Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Investment Manager from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Section 10.17         Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Administrative Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18         Material Modifications. The Borrower shall not consent to a Material Modification with respect to any Collateral Obligation (other than an Ineligible Asset) without the express written consent of the Administrative Agent (in its sole discretion).

Section 10.19         Further Assurances; Financing Statements. (a)  The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Administrative Agent or the Collateral Agent (acting at the request of the Administrative Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Administrative Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Administrative Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(a)          The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Administrative Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(b)          It shall furnish to the Collateral Agent and the Administrative Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Administrative Agent’s request) or the Administrative Agent may reasonably request, all in reasonable detail.

Section 10.20         Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Administrative Agent’s written direction after the occurrence of a Facility Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent (at the written direction of the Administrative Agent).

Section 10.21         Delivery of Collateral Obligation Files. The Borrower (or the Investment Manager on behalf of the Borrower) shall deliver to the Collateral Custodian (with a copy to the Administrative Agent at the following e-mail addresses (for electronic copies): kevin.a.tanzer@db.com, amit.patel@db.com and nii.dodoo@db.com) the following items to the extent identified on the related Document Checklist: (i) the credit agreement or similar loan agreement; (ii) the assignment or similar transfer agreement; (iii) the security or collateral agreement; (iv) any related note; and (v) the related closing checklist; each within three (3) Business Days of the Funding Date related to such Collateral Obligation to be credited by the Collateral Custodian to the Collection Account in accordance with the terms of this Agreement; provided that any file-stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days of the related Funding Date); provided, further, that the Administrative Agent may at any time request additional Collateral Obligation Files identified on the related closing checklist be delivered hereunder as soon as reasonably possible (and to the extent reasonably available to the Borrower).

Section 10.22  Collateral Obligation Schedule. As of the end of each February, May, August and November of each year, the Borrower shall deliver an update of the Collateral Obligation Schedule to the Administrative Agent (with a copy to the Collateral Agent), certified true and correct by each of the Borrower and the Investment Manager.

Section 10.23  Notice to Specified Obligors. With respect to any Collateral Obligation where the related Obligor is also an obligor in respect of a Variable Funding Asset on which the Equityholder or any Affiliate thereof is a lender, the Borrower shall, or shall cause the Investment Manager to, deliver notice to each such Obligor within ten Business Days of the related Cut-Off Date that the related Collateral Obligation has been assigned to the Borrower.

Article XI

THE COLLATERAL AGENT

Section 11.1         Appointment of Collateral Agent. Wells Fargo Bank, National Association is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party.

Section 11.2         Monthly Reports. The Collateral Agent shall prepare the Monthly Report in accordance with Section 8.5 and distribute funds in accordance with such Monthly Report in accordance with Section 8.3.

Section 11.3         Collateral Administration. The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Investment Manager and the Administrative Agent certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Investment Manager pursuant to Section 7.7 or the Administrative Agent.

(a)            In connection therewith, the Collateral Agent shall:

(i)          within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii)         update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower, the Investment Manager or the Administrative Agent as may be reasonably required by the Collateral Agent from time to time or based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an underlying instrument, or similar source);

(iii)        track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Investment Manager and Administrative Agent reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Agent shall provide any such report to the Administrative Agent or the Investment Manager upon its request therefor;

(iv)        prepare and deliver to the Administrative Agent, the Borrower and the Investment Manager on each Reporting Date, (A) the Monthly Report and any update pursuant to Section 8.5 when requested by the Investment Manager, the Borrower or the Administrative Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender and the Administrative Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Agent by the Borrower, the Investment Manager, the Administrative Agent or any Lender;

(v)         provide other such information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Agent in performing its ordinary Collateral Agent function pursuant hereunder, as the Borrower, the Investment Manager, the Administrative Agent or any Lender may reasonably request from time to time;

(vi)        upon the written request of the Investment Manager on any Business Day and within three hours after the Collateral Agent’s receipt of such request (provided such request is received by 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day), the Collateral Agent shall perform the following functions: as of the date the Investment Manager commits on behalf of the Borrower to purchase Collateral Obligations to be included in the Collateral, perform a pro forma calculation of the tests set forth in Sections 6.2(e) and (f), in each case, based upon information contained in the Collateral Database and report the results thereof to the Investment Manager in a mutually agreed format; and

(vii)       upon the Collateral Agent’s receipt on any Business Day of written notification from the Investment Manager of its intent to sell (in accordance with Section 7.10) Collateral Obligations, the Collateral Agent shall perform, within three hours after the Collateral Agent’s receipt of such request (provided such request is received by no later than 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day) a pro forma calculation of the tests set forth in Sections 7.10(i)(A) and (B) and (iii) based upon information contained in the Collateral Database and information furnished by the Investment Manager, compare the results thereof and report the results to the Investment Manager in a mutually agreed format.

(viii)      track the Principal Balance of each Collateral Obligation and report such balances to the Administrative Agent and the Investment Manager upon request.

(b)            The Collateral Agent shall provide to the Investment Manager a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Investment Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Investment Manager, prior to the occurrence of a Facility Termination Event or an Investment Manager Event or the Administrative Agent, after the occurrence of a Facility Termination Event or an Investment Manager Event, in which event the Collateral Agent shall only vote, consent or take such other action in accordance with such instructions.

(c)            In addition to the above:

(i)          The Administrative Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (at the written direction of the Administrative Agent) that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Investment Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Administrative Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii)         The Administrative Agent may direct the Collateral Agent in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)        Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under Article XIII that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it and (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including a Facility Termination Event, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d)            If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)            Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

Section 11.4         Removal or Resignation of Collateral Agent. The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Investment Manager, the Borrower and the Administrative Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Investment Manager Event, Investment Manager Event, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, is reasonably acceptable to the Investment Manager. Promptly after receipt of notice of the Collateral Agent’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Investment Manager, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent. The Administrative Agent upon at least 60 days’ prior written notice to the Collateral Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower and the Investment Manager.

Section 11.5         Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Administrative Agent, the Lenders and Investment Manager that:

(a)          the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b)          no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c)          this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6         No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent or the Collateral Custodian with respect to (i) the Collateral Agent Fees and Expenses or the Collateral Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 11.7         Reliance of Collateral Agent. In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent, reasonably believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent, the Collateral Agent shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Agent may rely conclusively on Borrowing Base Certificate and Officer’s Certificate of the Investment Manager. The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

Section 11.8         Limitation of Liability and Collateral Agent Rights. (a)  The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(a)          The Collateral Agent may consult counsel satisfactory to it with a national reputation in the applicable matter and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(b)          The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.

(c)          The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(d)          The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.

(e)          The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(f)           It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(g)          In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of a Facility Termination Event, request instructions from the Investment Manager and may, after the occurrence of a Facility Termination Event, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Investment Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)          In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(i)           Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Investment Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(j)           The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent. It is expressly acknowledged by the Borrower, the Investment Manager and the Administrative Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Investment Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(k)          The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Investment Manager, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Collateral Agent’s duties hereunder. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Investment Manager, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Investment Manager, the Administrative Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Investment Manager, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(l)           The Collateral Agent shall be under no obligation to exercise or honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement, unless the Administrative Agent (or such other Person) shall have offered the Collateral Agent security or indemnity reasonably acceptable to the Collateral Agent against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.

Section 11.9         Tax Reports. The Collateral Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.

Section 11.10   Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 11.11   Collateral Agent Compensation. As compensation for its activities hereunder, the Collateral Agent (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Investment Manager, or both but without duplication, to the Collateral Agent under the Transaction Documents (including, without limitation, Indemnified Amounts payable under Article XVI) (collectively, the “Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Agent in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

Section 11.12   Anti-Terrorism Laws. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent and the Collateral Custodian are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Laws as set forth above.

Article XII

GRANT OF SECURITY INTEREST

Section 12.1         Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield, all Fees and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following (other than Retained Interests), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)            all Collateral Obligations;

(b)            all Related Security;

(c)            the Sale Agreement, the Investment Management Agreement and all documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d)            all of the following (the “Account Collateral”):

(i)          each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,

(ii)         all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii)        all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)        all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e)            all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;

(f)            all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g)            each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder; and

(h)            all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a) through (g) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2         Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Investment Manager’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Investment Manager from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Investment Manager under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3         Release of Collateral. Until the Obligations have been paid in full, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.10, (ii) any Related Security identified by the Borrower (or the Investment Manager on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligation pursuant to Section 7.11.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 and conducted in the ordinary course of business consistent with industry standards and practices (including the use of escrows), the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Article XIII

FACILITY TERMINATION EVENTS

Section 13.1         Facility Termination Events. Each of the following shall constitute a Facility Termination Event under this Agreement:

(a)          any default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower or the Investment Manager hereunder, including any Yield on any Advance, any Undrawn Fee or any other Fee, in each case, which default shall continue for two Business Days;

(b)          the Borrower or the Investment Manager shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7, Section 10.9, Section 10.11 and Section 10.16 as to each of which no grace period shall apply, any such failure shall remain unremedied for 30 days after knowledge by the Borrower or the Investment Manager thereof or after written notice thereof shall have been given by the Administrative Agent to the Borrower or the Investment Manager;

(c)          any representation or warranty of the Borrower or the Investment Manager made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Investment Manager to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Investment Manager, and (ii) the date on which a Responsible Officer of the Borrower or the Investment Manager acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;

(d)          an Insolvency Event shall have occurred and be continuing with respect to either the Borrower, the Investment Manager or the Equityholder;

(e)          the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base and such condition continues unremedied for two consecutive Business Days;

(f)           the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(g)          (i) any Transaction Document or any lien or security interest granted thereunder by the Borrower shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Investment Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) against the Borrower;

(h)          an Investment Manager Event shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof;

(i)            the Borrower or the Investment Manager shall fail to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $100,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower or the Investment Manager, as applicable, or any other event, shall occur and such default or event shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;

(j)           a Change of Control shall have occurred;

(k)          either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) TCP Capital Corp. ceases to be a “business development company” within the meaning of the 1940 Act;

(l)           failure on the part of the Borrower or the Investment Manager to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnified Party) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral;

(m)         (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager without cause or prior written notice to the Administrative Agent (in each case as required by the organization documents of the Borrower) or (iii) an Independent Manager of the Borrower which is not pre-approved by the Administrative Agent shall be appointed without the consent of the Administrative Agent; provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days to replace any Independent Manager upon the death or incapacitation of the current Independent Manager;

(n)          the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld in the exercise of its sole and absolute discretion;

(o)          any court shall render a final, non-appealable judgment against the Borrower or the Investment Manager (i) in an amount in excess of $100,000 (or, with respect to the Investment Manager, $2,500,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 30 days (or, with respect to the Investment Manager, 60 days) of the making thereof or (ii) for which the Administrative Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower or the Investment Manager, as applicable, has agreed to satisfy such judgment in full subject to any deductibles not exceeding $100,000 (or, with respect to the Investment Manager, $2,500,000); or the attachment of any material portion of the property of the Borrower or the Investment Manager which has not been released or provided for to the reasonable satisfaction of the Administrative Agent within 30 days after the making thereof;

(p)          the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Sutherland Asbill & Brennan LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower;

(q)          failure to pay, on the Facility Termination Date, all outstanding Obligations; or

(r)          during the Revolving Period, the Minimum Diversification Condition is not satisfied and such condition continues unremedied for two (2) consecutive Business Days.

Section 13.2         Effect of Facility Termination Event.

(a)          Optional Termination. Upon notice by the Administrative Agent that a Facility Termination Event (other than a Facility Termination Event described in Section 13.1(d) with respect to the Borrower or the Equityholder) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made, and the Collateral Agent (at the direction of the Administrative Agent) may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b)          Automatic Termination. Upon the occurrence of a Facility Termination Event described in Section 13.1(d) with respect to the Borrower or the Equityholder, the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3         Rights upon Facility Termination Event. If a Facility Termination Event shall have occurred and be continuing, the Administrative Agent may, in its sole discretion, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, at the written direction of the Administrative Agent, also do one or more of the following (subject to Section 13.9):

(a)          institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor upon the Notes moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(b)          exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

(c)          require the Borrower and the Investment Manager, at the Investment Manager’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (at the direction of the Administrative Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (at the direction of the Administrative Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Administrative Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (at the direction of the Administrative Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the outstanding Advances pursuant to Section 4.1 or otherwise in such order as the Collateral Agent shall be directed by the Administrative Agent (in its sole discretion).

Section 13.4         Collateral Agent May Enforce Claims Without Possession of Notes.  All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5         Collective Proceedings.  In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6         Insolvency Proceedings.  In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a)          to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b)          unless prohibited by Applicable Law and regulations, to vote (with the consent of the Administrative Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c)          to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d)          to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own negligence or willful misconduct.

Section 13.7         Delay or Omission Not Waiver.  No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Facility Termination Event shall impair any such right or remedy or constitute a waiver of any such Facility Termination Event or an acquiescence therein. Every right and remedy given by this Section 13.7 or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.

Section 13.8         Waiver of Stay or Extension Laws.  The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9         Limitation on Duty of Collateral Agent in Respect of Collateral. (a) Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XIX, neither the Collateral Agent nor the Collateral Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Collateral Agent nor the Collateral Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Neither the Collateral Agent nor the Collateral Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent or the Collateral Custodian in good faith and with due care hereunder.

(a)          Neither the Collateral Agent nor the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(b)          Neither the Collateral Agent nor the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

Section 13.10      Power of Attorney. (a)  The Borrower hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent (at the direction of the Administrative Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(a)          No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(b)          Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of a Facility Termination Event.

Article XIV

THE ADMINISTRATIVE AGENT

Section 14.1         Appointment. Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Administrative Agent hereunder and under the other Transaction Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall promptly deliver, but in any event no later than the following Business Day, a copy of any notice, certificate, report or other documents received by it in its capacity as Administrative Agent to each Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any Agent (the Administrative Agent and each Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2         Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3         Exculpatory Provisions. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall not be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Investment Manager.

Section 14.4         Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Administrative Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5         Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Facility Termination Event unless it has received notice from the Investment Manager, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender holding greater than 50% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6         Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Investment Manager, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Investment Manager, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Investment Manager, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Investment Manager or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall the Administrative Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7         Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Investment Manager under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person).

Section 14.8         Successor Note Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Administrative Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9         Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Investment Manager as though such Note Agent were not an agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Article XV

ASSIGNMENTS

Section 15.1         Restrictions on Assignments. Except as specifically provided herein, the Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Required Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2         Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance.

Section 15.3         Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4         Assignment by Lenders. So long as no Facility Termination Event or Investment Manager Event has occurred and is continuing, no Lender may make any assignment, other than any proposed assignment to an Affiliate of such Lender or to another Lender hereunder, without the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned). Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

Section 15.5         Registration; Registration of Transfer and Exchange. (a)  The Administrative Agent, acting solely for this purpose agent for the Borrower (and, in such capacity, the “Note Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Note Register”).  The entries in the Note Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Administrative Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Note Register pursuant to the terms hereof as a Lender hereunder.  The Note Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(a)          Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5. A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Note Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Note Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5 and the restrictions noted on the face of such Note.

(b)          At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Note Registrar) the new Note which the holder making the exchange is entitled to receive at the Note Registrar’s office, located at DB Services Americas Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida, 32256, Attention: Transfer Unit.

(c)          Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Note Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(d)          All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(e)          Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Note Registrar) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

(f)          No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note, other than exchanges pursuant to this Section 15.5.

(g)          The holders of the Notes shall be bound by the terms and conditions of this Agreement.

Section 15.6         Mutilated, Destroyed, Lost and Stolen Notes. (a)  If any mutilated Note is surrendered to the Note Registrar, the Borrower shall execute and deliver (through the Note Registrar) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(a)          If there shall be delivered to the Borrower and the Note Registrar prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Note Registrar that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Note Registrar), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(b)          Upon the issuance of any new Note under this Section 15.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(c)          Every new Note issued pursuant to this Section 15.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(d)          The provisions of this Section 15.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

Section 15.7         Persons Deemed Owners. The Borrower, the Investment Manager, the Administrative Agent, the Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Investment Manager, the Administrative Agent, the Collateral Agent and any such agent shall be affected by notice to the contrary.

Section 15.8         Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Note Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.

Section 15.9         Participations; Pledge. (a)  At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Investment Manager, the Administrative Agent, any Lender, the Collateral Agent nor the Investment Manager shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender, which shall deliver such documentation to the Borrower as appropriate under Section 4.3(f))) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that (1) if such participation is made to any Person other than an Affiliate of the participating Lender or to another Lender hereunder, such participation is made with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and (2) such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(a)          Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(b)          Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Article XVI

INDEMNIFICATION

Section 16.1         Borrower Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify the Administrative Agent, the Agents, the Lenders, the Note Registrar, the Collateral Custodian and the Collateral Agent and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages (including punitive damages), losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ and accountants’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated hereby or thereby or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or any breach of any representation, warranty or covenant of the Borrower or the Investment Manager in any Transaction Document or in any certificate or other written material delivered by any of them pursuant to any Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral Obligations.

Indemnification under this Section 16.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable fees and expenses of counsel and expenses of litigation.

Section 16.2         Reserved.

Section 16.3         Contribution. If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

Section 16.4         After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder (or of the incurrence of the underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party (and the effect of any deduction or loss realized by the Indemnified Party).

Article XVII

MISCELLANEOUS

Section 17.1         No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, the Collateral Agent, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of a Facility Termination Event, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Administrative Agent, the Collateral Agent, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns.

Section 17.2         Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower and the Administrative Agent may, upon written notice to the Investment Manager, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian or (v) materially affects the rights or duties of the Investment Manager unless the Investment Manager has consented thereto. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Section 17.3         Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

Section 17.4        Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Investment Manager and the Administrative Agent or the Collateral Agent and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable costs and expenses of the Administrative Agent and the Lenders in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out-of-pocket, documented expenses of counsel for the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders with respect thereto and with respect to advising the Administrative Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders, in connection with the enforcement against the Investment Manager or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of counsel for the Lenders other than the Administrative Agent, such reimbursement shall be limited to one counsel for all the Administrative Agent, the Agents and Lenders.

Section 17.5         Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of the Investment Manager under the Investment Management Agreement.

Section 17.6         Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8         GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9         Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 17.10       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE INVESTMENT MANAGER, THE ADMINISTRATIVE AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11       No Proceedings.

(a)          Each of the Collateral Agent, the Collateral Custodian, each Agent, each Lender and the Administrative Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b)          Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper notes shall be outstanding.

Section 17.12       Limited Recourse. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 17.13       ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14       Confidentiality. (a)  The Borrower, the Investment Manager, the Collateral Custodian and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, or (iv) to the extent the Borrower, the Investment Manager, the Collateral Custodian or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it or requested by any Official Body to disclose such information.

(a)          The Administrative Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Administrative Agent, the Collateral Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Administrative Agent hereunder may in all cases be distributed by the Administrative Agent to the Lenders) except that the Administrative Agent, the Collateral Agent, the Collateral Custodian or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Administrative Agent, the Collateral Agent, the Collateral Custodian or such Lender, (iii) to the extent such information was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender hereunder, (iv) with the consent of the Investment Manager, (v) to the extent permitted by Article XV, or (vi) to the extent the Administrative Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vi) above, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Investment Manager of its intention to make any such disclosure prior to making any such disclosure.

Section 17.15       Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16        Replacement of Lenders.

(a)          If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Administrative Agent or (ii) any Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) defaults in its obligation to make Advances hereunder; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.5, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17        Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18       Non-Recourse Obligations. The Administrative Agent and the Lenders acknowledge and understand that in respect of the Obligations of the Borrower (including indemnification Obligations), such Persons shall have recourse only to the assets of the Borrower and that they shall have no recourse to the assets of any incorporator, director, officer, employee, agent, stockholder, manager or member of any holder of any equity interests of the Borrower, or any past, present or future manager or member of the Borrower, any past, present or future stockholder, manager, member or partner of any such member or any of their respective past, present or future incorporators, directors, officers, employees, agents, stockholders, managers, members or partners (including, without limitation, the Investment Manager, any Affiliates of the Investment Manager (other than the Borrower) and the Equityholder), other than interests in the Borrower’s assets, and in no event shall any such Person be held liable, personally or otherwise, with respect to the indebtedness evidenced by the Notes, the Loans or for any other obligations under this Agreement, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Administrative Agent and each Lender; provided that nothing set forth herein shall limit any liability that (a) the Investment Manager may have to the Borrower pursuant to the Investment Management Agreement or (b) the Equityholder may have to the Borrower pursuant to the Sale Agreement.

Section 17.19       No Petition. Each of the parties hereto (other than the Borrower) covenants and agrees that no party hereto shall commence or otherwise institute against the Borrower or the Equityholder any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings. This provision shall survive the termination of this Agreement.

Article XVIII

COLLATERAL CUSTODIAN

Section 18.1         Designation of Collateral Custodian. The role of Collateral Custodian with respect to the Collateral Obligation Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 18.1. Wells Fargo Bank, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

Section 18.2         Duties of the Collateral Custodian.

(a)            Duties. The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)          The Collateral Custodian, as the duly appointed agent of the Secured Parties, for these purposes, acknowledges that the Borrower shall cause the Investment Manager to deliver, on or prior to the applicable Funding Date (but no more than five (5) Business Days after such Funding Date, except as set forth in Section 10.22), the Collateral Obligation Files delivered to it for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request. The Collateral Custodian acknowledges that in connection with any Asset Approval Request, additional Collateral Obligation Files (specified on an accompanying Schedule of Collateral Obligations supplement) may be delivered to the Collateral Custodian from time to time, and that the Collateral Custodian will credit each Collateral Obligation File to the Collection Account in accordance with the terms hereof. Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Collateral Custodian shall send notice of such receipt to the Investment Manager and the Administrative Agent.

(ii)         With respect to each Collateral Obligation File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian is acting exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC. Except upon compliance with the provisions of Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Collateral Custodian.

(iii)        The Collateral Custodian shall maintain continuous custody of all items in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Obligation File which comes into the possession of the Collateral Agent (other than documents delivered electronically) shall be maintained in fire-resistant vaults or cabinets at the office of the Collateral Custodian. Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Administrative Agent. The Collateral Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(iv)        With respect to the documents comprising each Collateral Obligation File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Administrative Agent, the Administrative Agent’s written instructions shall control.

(v)         The Collateral Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Investment Manager, or a Responsible Officer, in the case of the Administrative Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(vi)        In the event that (i) the Borrower, the Administrative Agent, the Investment Manager, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(vii)       The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(viii)      The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Facility Termination Event, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 18.3         Delivery of Collateral Obligation Files. (a)  In connection with each delivery of a Collateral Obligation File to the Collateral Custodian, the Borrower shall represent, warrant and agree that the Collateral Obligation Files delivered to the Collateral Custodian shall include all of the documents listed in the related Document Checklist and all of such documents and the information contained in the Schedule of Collateral Obligations are complete in all material respects and correct pursuant to a certification in the form of Exhibit H executed by or on behalf of the Borrower.

(a)          Reserved.

(b)          With respect to any documents comprising the Collateral Obligation File that have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower or the Investment Manager in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower or the Investment Manager shall indicate such on a Schedule of Collateral Obligations supplement and deliver to the Collateral Custodian a true copy thereof. The Borrower or the Investment Manager shall deliver such original documents to the Collateral Custodian promptly when they are received.

Section 18.4         Collateral Obligation File Certification. (a)  On or prior to each Funding Date, the Borrower shall cause the Investment Manager to provide a Schedule of Collateral Obligations and related Document Checklist dated as of such Funding Date to the Collateral Custodian and the Administrative Agent (such information contained on the Schedule of Collateral Obligations shall also be delivered to the Collateral Custodian and the Administrative Agent simultaneously in Microsoft Excel format) with respect to the Collateral Obligations to be delivered to the Collateral Agent on such Funding Date.

(a)          In connection with (and as a part of) each Monthly Report, with respect to the Collateral Obligation Files delivered on or prior to the related Determination Date, the Collateral Custodian shall prepare a report (to be included as a part of each Monthly Report) in respect of such Collateral Obligations, to the effect that, based on the Collateral Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files (“Exceptions”), (i) all documents set forth on the Document Checklist in respect of such Collateral Obligations pursuant to the Document Checklist have been delivered and are in the possession of the Collateral Custodian as part of the Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 18.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to be regular and to relate to such Collateral Obligation. The Collateral Custodian shall also maintain records of the total number of Collateral Obligation Files that have Exceptions and will include such total in each Monthly Report. Other than as set forth in this Article XVIII, the Collateral Custodian shall have no obligation to review the documents in each Collateral Obligation File.

(b)          Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 18.5         Release of Collateral Obligation Files. (a)  Upon satisfaction of any of the conditions set forth in Section 12.3, the Borrower shall cause the Investment Manager to provide an Officer’s Certificate to such effect to the Collateral Custodian (with a copy to the Collateral Agent) and shall request in writing delivery to it of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Investment Manager to the Administrative Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Administrative Agent, the Collateral Custodian shall within three Business Days release the related Collateral Obligation File to the Investment Manager and the Investment Manager will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(a)          From time to time and as appropriate for the management or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Collateral Custodian shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an authorized representative of the Investment Manager (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Investment Manager with notice to the Collateral Custodian and the Administrative Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Investment Manager. In the event an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Investment Manager Event or an Investment Manager Event has occurred and is continuing, the Borrower shall not permit the Investment Manager to make any such request with respect to any original documents unless the Administrative Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Borrower shall cause the Investment Manager to return each and every original document previously requested from the Collateral Obligation File to the Collateral Custodian when the need therefor by the Investment Manager no longer exists unless (x) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, and (y) the Investment Manager has delivered to the Collateral Custodian a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery, in which case the Investment Manager shall complete such return as soon as possible.. Upon receipt of a certificate of the Investment Manager substantially in the form of Exhibit F-3, with a copy to the Administrative Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to an Optional Sale in accordance with Section 7.10, the Collateral Custodian shall within three (3) Business Days release the Request for Release and Receipt to the Investment Manager, or, in connection with an Optional Sale, the requested Collateral Obligation File, and the Investment Manager will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(b)          Notwithstanding anything to the contrary set forth herein, the Borrower shall not permit the Investment Manager to, without the prior written consent of the Administrative Agent, request any documents (other than copies thereof) held by the Collateral Custodian if the sum of the unpaid Principal Balances of all Collateral Obligations for which the Investment Manager is then in possession of the related Collateral Obligation File or any document comprising such Collateral Obligation File (other than for Collateral Obligations then held by the Investment Manager which have been sold, repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Adjusted Aggregate Eligible Collateral Obligation Balance. The Investment Manager may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as Collateral Custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the management of the Collateral Obligations and such retention and possession shall be in a custodial capacity only. To the extent the Investment Manager, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Borrower shall cause the Investment Manager to do so in accordance with the Investment Management Standard as such standard applies to investment managers acting as custodial agent. The Borrower shall cause the Investment Manager to promptly report to the Collateral Custodian and the Administrative Agent the loss by it of all or part of any Collateral Obligation File previously provided to it by the Collateral Custodian and shall promptly take appropriate action to remedy any such loss. In such custodial capacity, the Borrower shall cause the Investment Manager to perform the following powers and duties:

(i)          hold the Collateral Obligation Files and any document comprising a Collateral Obligation File that it may from time to time receive hereunder from the Collateral Custodian for the benefit of the Collateral Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Obligation to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;

(ii)         implement policies and procedures consistent with the Investment Management Standard and requirements of this Agreement so that the integrity and physical possession of such Collateral Obligation Files will be maintained; and

(iii)        take all other actions, in accordance with the Investment Management Standard, in connection with maintaining custody of such Collateral Obligation Files on behalf of the Collateral Agent.

Acting as custodian of the Collateral Obligation Files pursuant to this Section 18.5, the Borrower shall cause the Investment Manager to agree that it does not and will not have or assert any beneficial ownership interest in the Collateral Obligations or the Collateral Obligation Files.

Section 18.6         Examination of Collateral Obligation Files. Upon reasonable prior notice to the Collateral Custodian, the Borrower, the Investment Manager and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Collateral Custodian relating to any or all of the Collateral Obligations. Prior to the occurrence of an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Investment Manager Event or an Investment Manager Event, upon the request of the Administrative Agent and at the cost and expense of the Borrower, the Collateral Custodian shall promptly provide the Administrative Agent with the Collateral Obligation Files or copies, as designated by the Administrative Agent, subject to any applicable cap on costs and expenses, the Collateral Custodian shall promptly provide the Administrative Agent with the Collateral Obligation Files or copies, as designated by the Administrative Agent; provided, the Collateral Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.

Section 18.7         Lost Note Affidavit. In the event that the Collateral Custodian fails to produce any original promissory note delivered to it related to a Collateral Obligation that was in its possession pursuant to Section 10.22 within five (5) Business Days after required or requested by the Administrative Agent and provided that (a) the Collateral Custodian previously certified in writing to the Administrative Agent that it had received such original promissory note and (b) such original promissory note is not outstanding pursuant to a Request for Release and Receipt, then the Collateral Custodian shall with respect to any missing original promissory note, promptly deliver to the Administrative Agent upon request a lost note affidavit.

Section 18.8         Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower or the Investment Manager to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder. In the event the Collateral Custodian does not receive such written instruction from the Borrower or the Investment Manager, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Borrower shall cause the Investment Manager to arrange for the provision of such services at its sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Investment Manager deems appropriate.

Section 18.9         Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 18.10       Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder and in its capacity as Securities Intermediary under the Account Control Agreement, the Collateral Custodian shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Investment Manager, or both but without duplication, to the Collateral Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (which includes amounts payable to the Securities Intermediary under the Account Control Agreement) (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3 for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

Section 18.11       Removal or Resignation of Collateral Custodian. (a)  The Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Investment Manager, the Borrower and the Administrative Agent; provided, that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Unmatured Investment Manager Event, Investment Manager Event, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, is reasonably acceptable to the Investment Manager. Promptly after receipt of notice of the Collateral Custodian’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Investment Manager, the resigning Collateral Custodian and to the successor Collateral Custodian.

(a)          The Administrative Agent upon at least 60 days’ prior written notice to the Collateral Custodian, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Custodian, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Custodian. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Investment Manager.

(b)          In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian, as directed in writing by the Administrative Agent, all the Collateral Obligation Files being administered under this Agreement. The cost of the shipment of Collateral Obligation Files arising out of the resignation of the Collateral Custodian pursuant to Section 18.11(a), or the termination for cause of the Collateral Custodian pursuant to Section 18.11(b), shall be at the expense of the Collateral Custodian. Any cost of shipment arising out of the removal or discharge of the Collateral Custodian without cause pursuant to Section 18.11(b) shall be at the expense of the Borrower.

Section 18.12       Limitations on Liability. (a)  The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(a)          The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(b)          The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the grossly negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files; provided that, the Collateral Custodian hereby agrees that any failure of the Collateral Custodian to produce an original promissory note satisfying the conditions described in clauses (a) and (b) of Section 18.7 shall constitute gross negligence.

(c)          The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(d)          The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(e)          The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

(f)           It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(g)          In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of a Facility Termination Event or the Facility Termination Date, request instructions from the Investment Manager and may, after the occurrence of a Facility Termination Event or the Facility Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Investment Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)          Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Section 11.7 and Section 11.8 shall be afforded to the Collateral Custodian.

Section 18.13       Collateral Custodian as Agent of Collateral Agent. The Collateral Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Collateral Custodian is the same entity as the Collateral Agent, the Collateral Custodian shall be entitled to the same rights and protections afforded to the Collateral Agent hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TCPC FUNDING I, LLC, as Borrower

By:
Name:
Title:

2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention: Elizabeth Greenwood, Secretary
Telephone: (310) 566-1000
Facsimile: (310) 581-3120

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Wells Fargo Bank, National Association,
as Collateral Agent and as Collateral Custodian

By:
Name:
Title:

For delivery of Collateral Obligation Files (other than electronic):

Wells Fargo Bank, N.A.
1055 10th Avenue S.E.
Minneapolis, MN 55414
Attention: ABS Custody Vault
Tel: (612) 667 8058
Fax: (612) 667 1080

With a copy to:

Wells Fargo Bank, N.A.
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—TCPC Funding I, LLC
Fax: (410) 715 3748
Phone: (410) 884 2000

For all other purposes:

Wells Fargo Bank, N.A.
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services— TCPC Funding I, LLC
Fax: (410) 715 3748
Phone: (410) 884 2000

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DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

60 Wall Street
New York, New York 10005

Attention: Asset Finance Department
Facsimile No.: 212-797-5160

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SARATOGA FUNDING Corp., LLC, as Conduit Lender and as Uncommitted Lender

By:
Name:
Title:

Address for Notices:

c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
Telephone: (212) 346-9000
Telecopier: (212) 346-9021

Payment Instructions:

Fed ABA: 026-003-780
Fed Bank: Deutsche Bank, NY
Acct. Name: Saratoga Funding Corp., LLC
Account #: 10-581587-0008
Telephone: 904-527-6248
Ref: DB – TCPC Funding I

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Commitment: Initially, $25,000,000	DEUTSCHE BANK AG, NEW YORK
and, after September 16, 2013, 50,000,000	BRANCH, as an Agent and as a Committed Lender

By:
Name:
Title:

By:
Name:
Title:

60 Wall Street
New York, NY 10005

Attention: Asset Finance Department
Facsimile No.: 212-797-5160

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